REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION

(AS LENDER, ISSUING BANK AND AGENT)

WITH

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(AS BORROWER)

Dated as of December 22, 2000

1. DEFINITIONS 1

1.1 Accounting Terms 1

1.2 General Terms 1

1.3 Uniform Commercial Code Terms 16

1.4 Certain Matters of Construction 16

2. ADVANCES, PAYMENTS 17

2.1 Revolving Credit Facility 17

2.2 Advances 17

2.3 Procedure for Advances Borrowing 17

2.4 Disbursement of Advance Proceeds 19

2.5 Term Loan 19

2.6 Repayment of Advances 19

2.7 Repayment of Excess Advances 20

2.8 Statement of Account 20

2.9 Additional Payments 20

2.10 Manner of Borrowing and Payment 20

2.11 Mandatory Prepayments 22

2.12 Use of Proceeds 22

2.13 Defaulting Lender 22

2.14 Letters of Credit 23

3. INTEREST AND FEES 29

3.1 Interest 29

3.2 Facility and Other Fees 29

3.3 Computation of Interest and Fees 30

3.4 Maximum Charges 30

3.5 Increased Costs 30

3.6 Basis for Determining Interest Rate Inadequate or Unfair 30

3.7 Capital Adequacy 31

3.8 Funding Losses 31

4. COLLATERAL: GENERAL TERMS 32

4.1 Security Interest in the Collateral 32

4.2 Perfection of Security Interest 32

4.3 Disposition of Collateral 32

4.4 Preservation of Collateral 32

4.5 Ownership of Collateral 33

4.6 Defense of Agent's and Lenders' Interests 33

4.7 Books and Records 33

4.8 Financial Disclosure 33

4.9 Compliance with Laws 34

4.10 Inspection of Premises 34

4.11 Insurance 34

4.12 Failure to Pay Insurance 35

4.13 Payment of Taxes 35

4.14 Payment of Leasehold Obligations 35

4.15 Receivables 36

4.16 Inventory Held for Sale or Lease 37

4.17 Maintenance of Equipment 37

4.18 Exculpation of Liability 38

4.19 Environmental Matters 38

4.20 Collateral Reporting 39

4.21 Financing Statements 40

5. REPRESENTATIONS AND WARRANTIES 40

5.1 Authority 40

5.2 Formation and Qualification 40

5.3 Survival of Representations and Warranties 40

5.4 Tax Returns 41

5.5 Financial Statements 41

5.6 Corporate Name 41

5.7 O.S.H.A. and Environmental Compliance 41

5.8 Solvency; No Litigation, Violation, Indebtedness or Default 42

5.9 Patents, Trademarks, Copyrights and Licenses 43

5.10 Licenses and Permits 43

5.11 Default of Indebtedness 43

5.12 No Default 43

5.13 No Labor Disputes 43

5.14 Margin Regulations 43

5.15 Investment Company Act 44

5.16 Disclosure 44

5.17 Swaps 44

5.18 Conflicting Agreements 44

5.19 Application of Certain Laws and Regulations 44

5.20 Business and Property 44

5.21 Section 20 Subsidiaries 44

5.22 Landlord Waivers. 44

5.23 Bank Accounts. 44

5.24 Year 2000 Compliance. 44

5.25 Future Subsidiaries. 45

6. AFFIRMATIVE COVENANTS 45

6.1 Payment of Fees 45

6.2 Conduct of Business and Maintenance of Existence and Assets 45

6.3 Violations 45

6.4 Government Agency Receivables 46

6.5 Tangible Adjusted Net Worth 46

6.6 Fixed Charged Coverage Ratio 46

6.7 Execution of Supplemental Instruments 46

6.8 Payment of Indebtedness 46

6.9 Standards of Financial Statements 46

6.10 Hedging 46

6.11 Operating Accounts 46

6.12 Environmental Matters 46

6.13 Michigan Mortgage 46

7. NEGATIVE COVENANTS 47

7.1 Merger, Consolidation, Acquisition and Sale of Assets 47

7.2 Creation of Liens 47

7.3 Guarantees 47

7.4 Investments 47

7.5 Loans 47

7.6 Capital Expenditures 48

7.7 Dividends; Distributions 48

7.8 Indebtedness 48

7.9 Nature of Business 48

7.10 Transactions with Affiliates 48

7.11 Leases 48

7.12 Subsidiaries 48

7.13 Fiscal Year and Accounting Changes 49

7.14 Pledge of Credit 49

7.15 Amendment of Governing Documents 49

7.16 Compliance with ERISA 49

7.17 Prepayment of Indebtedness 49

7.18 Subordinated Loans 49

7.19 Other Agreements 49

8. CONDITIONS PRECEDENT. 49

8.1 Conditions to Initial Advances 49

8.2 Initial Funding and All Borrowings 53

9. INFORMATION AS TO BORROWER 53

9.1 Disclosure of Material Matters 53

9.2 Schedules 53

9.3 Environmental Reports 54

9.4 Litigation 54

9.5 Material Occurrences 54

9.6 Public Filings 54

9.7 Annual Financial Statements 54

9.8 Quarterly Financial Statements 55

9.9 Monthly Financial Statements 55

9.10 Other Reports 55

9.11 Additional Information 55

9.12 Projected Operating Budget 55

9.13 Notice of Suits, Adverse Events 56

9.14 ERISA Notices and Requests 56

9.15 Additional Documents 56

10. EVENTS OF DEFAULT 56

11. LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT 58

11.1 Rights and Remedies 58

11.2 Agent's Discretion 59

11.3 Setoff 59

11.4 Rights and Remedies not Exclusive 59

12. WAIVERS AND JUDICIAL PROCEEDINGS 59

12.1 Waiver of Notice 59

12.2 Delay 59

12.3 Jury Waiver 59

13. EFFECTIVE DATE AND TERMINATION 60

13.1 Term 60

13.2 Termination 60

14. REGARDING AGENT 60

14.1 Appointment 60

14.2 Nature of Duties 60

14.3 Lack of Reliance on Agent and Resignation 61

14.4 Certain Rights of Agent 61

14.5 Reliance 61

14.6 Notice of Default 62

14.7 Indemnification 62

14.8 Agent in its Individual Capacity 62

14.9 Delivery of Documents 62

14.10 Borrower's Undertaking to Agent 62

15. MISCELLANEOUS 62

15.1 Governing Law 62

15.2 Entire Understanding 63

15.3 Successors and Assigns; Participations; New Lenders 64

15.4 Application of Payments 65

15.5 Indemnity 65

15.6 Notice 66

15.7 Survival 67

15.8 Severability 67

15.9 Expenses 67

15.10 Injunctive Relief 67

15.11 Consequential Damages 67

15.12 Captions 67

15.13 Counterparts; Telecopied Signatures 67

15.14 Construction 67

15.15 Confidentiality; Sharing Information 67

15.16 Publicity 68

List of Exhibits and Schedules

Exhibits
Exhibit A	Form of Borrowing Base Certificate
Exhibit B	Form of Commitment Transfer Supplement
Exhibit C	Form of Environmental Indemnity Agreement
Exhibit D	Form of Landlord Waiver
Exhibit E	Form of Mortgage
Exhibit F	Form of Secured Subsidiary Guaranty
Exhibit G	Form of Revolving Credit Facility Note
Exhibit H	Form of Term Note
Exhibit I	Form of Financial Condition Certificate
Exhibit J	Form of Subordination Loan Documentation
Exhibit K	Interest Rate Protection Agreements
Exhibit L	Form of Mortgage of Copyright
Exhibit M	Form of Trademark Security Agreement
Exhibit N	Form of Patent Security Agreement
Exhibit O	Form of Government Receivable -- Notice of Assignment
Exhibit P	Form of Government Receivables -- Instrument of Assignment
Exhibit Q	Form of Intercreditor Agreement
Exhibit R	Form of Standstill Agreement

Schedules
Schedule 1.2(a)	Acceptable Unbilled Amounts
Schedule 1.2(b)	Subsidiary Stock
Schedule 1.2(c)	Commercial Banker Receivables
Schedule 1.2(d)	Leasehold Interests
Schedule 1.2(e)	Permitted Encumbrances
Schedule 2.12	Indebtedness to be Discharged
Schedule 4.5	Equipment and Inventory Locations
Schedule 4.15(c)	Location of Executive Offices
Schedule 4.19	Real Property
Schedule 5.2(a)	States of Qualification and Good Standing
Schedule 5.2(b)	Subsidiaries
Schedule 5.5	Projections
Schedule 5.6	Prior Names
Schedule 5.7	Environmental
Schedule 5.8(b)	Litigation
Schedule 5.8(d)	Plans
Schedule 5.9	Intellectual Property, Source Code Escrow Agreements
Schedule 5.10	Licenses and Permits
Schedule 5.14	Labor Disputes
Schedule 7.3	Guarantees

REVOLVING CREDIT, TERM LOAN

AND

SECURITY AGREEMENT

Revolving Credit, Term Loan and Security Agreement, dated as of December 22, 2000 (the "Agreement"), among Perma-Fix Environmental Services, Inc., a corporation organized under the laws of the State of Delaware (" Borrower"); each of the financial institutions that is now or that hereafter becomes a party hereto (collectively, "Lenders" and each, individually, a "Lender"); and PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC"), as agent for Lenders (PNC, in such capacity, "Agent"), and as Issuing Bank.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, Borrower, Lenders, Agent and Guarantors (as defined below) hereby agree as follows:

  DEFINITIONS.

    Accounting Terms. As used in this Agreement, any Loan Document, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined, shall have the respective meanings given to them under GAAP; provided, however, that, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall be defined in accordance with GAAP as applied and in effect in preparation of the audited financial statements of Borrower for the fiscal year ended December 31, 1999.

    General Terms. For purposes of this Agreement the following terms shall have the following meanings:

    "Acceptable Government Agency Receivable" shall mean any Receivable as to which the account debtor is the United States of America, or any state thereof, or any department, agency or instrumentality of any of them which has approved the assignment to Agent of monies owing by it to a Credit Party and as to which there has been compliance with applicable statutes and ordinances with respect to such assignment, to the extent that such Receivable would otherwise be an Eligible Receivable.

    "Acceptable Unbilled Amounts" shall mean amounts representing services actually rendered and which would constitute an Eligible Receivable but for the fact that required documentation for billing such amounts (in the form attached hereto as Schedule 1.2(a)) has not yet been received; provided that such amount has not remained so unbilled for a period of not more than sixty (60) days after the services were rendered.

    "Accountants" shall have the meaning set forth in Section 9.7.

    "Advance Rates" shall have the meaning set forth in Section 2.2(a).

    "Advances" shall mean and include the Revolving Credit Facility Advances and the Term Loan.

    "Affiliate" of any Person shall mean (a) any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person, if such Person is not a Credit Party or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, direct or indirect, (x) to vote fifteen percent (15%) or more of the securities having ordinary voting power for the election of directors of such Person, excluding the Guarantors, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

    "Agent" shall have the meaning set forth in the preamble to this Agreement and shall include its successors and assigns.

    "Agreement" shall have the meaning set forth in the preamble hereto.

    "Alternate Base Rate" shall mean, for any day, the rate per annum equal to the higher of (i) the Base Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus one-half of one percent (0.50%).

    "Applicable Interest Rate" shall mean an interest rate per annum equal to (a) for the Revolving Credit Facility, (i) the sum of the Domestic Rate plus one percent (1.00%) with respect to Domestic Rate Loans and (ii) the sum of the Eurodollar Rate plus three and one-half percent (3.50%) with respect to Eurodollar Rate Loans and (b) for the Term Loan, (i) the sum of the Domestic Rate plus one and one-half percent (1.50%) with respect to Domestic Rate Loans and (ii) the sum of the Eurodollar Rate plus four percent (4.00%) with respect to Eurodollar Rate Loans.

    "Authority" shall have the meaning set forth in Section 4.19(d).

    "Base Rate" shall mean the base commercial lending rate of PNC as publicly announced to be in effect from time to time, such rate to be adjusted automatically, without notice, on the effective date of any change in such rate. This rate of interest is determined from time to time by PNC as a means of pricing some loans to its customers and is neither tied to any external rate of interest or index nor does it necessarily reflect the lowest rate of interest actually charged by PNC to any particular class or category of customers of PNC.

    "Blocked Accounts" shall have the meaning set forth in Section 4.15(h).

    "Borrower" shall have the meaning set forth in the preamble to this Agreement and shall extend to all successors and permitted assigns of such Person.

    "Borrowing Base Certificate" shall mean a certificate duly executed by the chief executive officer, chief financial officer, secretary or assistant secretary of Borrower appropriately completed and in substantially the form of Exhibit A.

    "Borrower's Account" shall have the meaning set forth in Section 2.8.

    "Business Day" shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in New York, New York, East Brunswick, New Jersey or Los Angeles, California and, if the applicable Business Day relates to any Eurodollar Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

    "Capital Expenditures" means the expenditures of any Person that should be capitalized on the balance sheet of such Person in accordance with GAAP (but only that portion of Capitalized Lease Obligations paid in cash during the relevant period) and that are made in connection with the purchase, construction, development or improvement of items properly classified on such balance sheet as Property, plant, equipment or other fixed assets or intangibles; provided that Capital Expenditures shall not include the portion of any such expenditures paid for with the Net Cash Proceeds of (a) any property insurance or condemnation award, (b) any sale of Property permitted hereunder to the extent used within twelve (12) months after such sale to purchase like or similar Property, (c) any purchase money Indebtedness or Capitalized Leases permitted hereunder for the purpose of financing such expenditures (provided that payments of principal amounts in respect of such purchase money Indebtedness or Capitalized Leases shall nevertheless constitute Capital Expenditures hereunder), or (d) the issuance and sale of equity securities of Borrower.

    "Capitalized Lease" means any lease of Property that in accordance with GAAP should be capitalized on the balance sheet of the lessee thereunder.

    "Capitalized Lease Obligation" means the amount of the liability of any Person that, in accordance with GAAP, should be capitalized or disclosed on the balance sheet of such Person in respect of a Capitalized Lease.

    "Cash Collateralize" means to pledge and deposit with or deliver to Agent, for the benefit of Agent, the Issuing Bank and the ratable benefit of the other Lenders (on a ratable basis), as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to Agent and the Issuing Bank. Derivatives of such term shall have corresponding meanings. Borrower hereby grants, to Agent, for the benefit of Agent, the Issuing Bank and the other Lenders (on a ratable basis), a security interest in all such cash and deposit account balances. Cash Collateral shall be maintained in blocked accounts maintained with Agent and invested solely in investments otherwise permitted hereunder, provided that all necessary steps are taken to perfect and preserve Agent's first-priority Lien in such investments.

    "Cash Flow" for any period, shall mean (without duplication) the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation and amortization and all other non-cash charges, and the net after tax effect of any inventory write-down attributable to a purchase accounting write-up of inventory as of the Closing Date, that were deducted in determining net income for such period, minus (iii)(a) scheduled repayments of the Term Loan to the extent actually paid in cash during the period, (b) non cash credits that were taken into account in determining Earnings Before Interest and Taxes for such period, (c) Subordinated Debt Payments and Preferred Stock dividends paid in cash during such period to the extent otherwise permitted hereunder.

    "CERCLA" shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq., as amended from time to time.

    "Change of Control" shall mean the occurrence of any event (whether in one or more transactions) that results in (a) Louis F. Centofanti or Richard T. Kelecy ceasing to serve as a senior executive officer of Borrower in substantially the same capacity in which such Person served as of the Closing Date or (b) Persons who are members of Borrower's board of directors on the Closing Date ceasing to constitute at least fifty percent (50%) of Borrower's board of directors, provided, however, that in any event no such director shall include Louis F. Centofanti, provided, further, however that a 50% change in Persons who are members of Borrower's Board of Directors may be permitted on a one-time only basis concurrent with a new subordinated debt or equity capital infusion to Borrower.

    "Charges" shall mean all taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other authority, domestic or foreign (including, without limitation, the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral, Borrower or any of its Affiliates.

    "Closing Date" means the earlier of the date of the initial Advance or Issuance hereunder, in each case upon the satisfaction of the conditions set forth in Section 8.1, but in no event later than December 22, 2000. The execution and delivery of documents and the consummation of such other transactions as may be required to effect the Closing Date shall take place at the offices of Manatt, Phelps & Phillips, LLP, 11355 West Olympic Boulevard, Los Angeles, California (90064) or at such other location as Borrower and Agent may determine.

    "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.

    "Collateral" shall mean and include all of the following assets, properties, rights and interests of each Credit Party, whether now owned and existing or hereafter arising, acquired or created, and wherever located:

      all Receivables;

      all Equipment;

      all General Intangibles;

      all Inventory;

      all Investment Property;

      all Real Property and fixtures and improvements, including the Leasehold Interests;

      all Subsidiary Stock as listed on Schedule 1.2(b);

      any and all balances, credits, deposits, accounts or moneys of or in such Person's name in the possession or control of, or in transit to, Agent or any other financial institution (including, without limitation, all sums on deposit therein from time to time and all securities, instruments and accounts in which such sums are invested from time to time);

      all of such Person's right, title and interest in and to (i) its respective goods and other Property including, but not limited to, all merchandise returned or rejected by Customers, relating to or securing any of the Receivables; (ii) all of such Person's rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lienor, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to such Person from any Customer relating to the Receivables; (iv) other Property, including warranty claims, relating to any goods securing this Agreement; (v) all of such Person's contract rights, rights of payment that have been earned under a contract right, instruments, documents, chattel paper, warehouse receipts, deposit accounts, money, and Investment Property; (vi) all real and personal Property of third parties in which such Person has been granted a lien or security interest as security for the payment or enforcement of Receivables; and (vii) any other goods, personal Property or real Property now owned or hereafter acquired in which such Person has expressly granted a security interest or may in the future grant a security interest to Agent hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between Agent and such Person;

      all of such Person's ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computers, computer software, computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g), (h) or (i); and

      all proceeds and products of (a), (b), (c), (d), (e), (f), (g), (h), (i) and (j) in whatever form, including, but not limited to: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, including, without limitation, amounts due from any Person and tax refunds, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

      "Commercial Broker Receivable" shall mean any Eligible Receivable due from an account debtor listed on Schedule 1.2(c) who is a third party intermediary with whom a Credit Party does business but who is not the Person benefitted by the services of the Credit Party.

      "Commercial Receivable" shall mean any Eligible Receivable due from an account debtor that is not a Commercial Broker Receivable or an Acceptable Government Agency Receivable.

      "Commitment" means each commitment of a Lender under this Agreement to advance funds under the Revolving Loan and Term Loan to Borrower and to participate in the L/C Commitment.

      "Commitment Percentage" of any Lender shall mean the percentage set forth below such Lender's name on the signature page hereto, as such percentage may be adjusted upon any assignment by a Lender pursuant to Section 15.3(b).

      "Commitment Transfer Supplement" shall mean a document in the form of Exhibit B, properly completed and otherwise in form and substance satisfactory to Agent by which the Purchasing Lender purchases and assumes a portion of the obligation of Lenders to make Advances under this Agreement.

      "Consents" shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties, domestic or foreign, necessary to carry on Borrower's business, including, without limitation, any Consents required under all applicable federal, state or other applicable law.

      "Controlled Group" shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with Borrower, are treated as a single employer under Section 414 of the Code.

      "Credit Parties" means, collectively, Borrower and the Guarantors.

      "Current Assets" at a particular date, shall mean on a consolidated basis all cash, cash equivalents, accounts and inventory of Borrower and all other items that would, in conformity with GAAP, be included under current assets on a balance sheet of Borrower as at such date; provided, however, that such amounts shall not include (a) any amounts for any Indebtedness owing by an Affiliate of Borrower, unless such Indebtedness arose in connection with the sale of goods or rendition of services in the ordinary course of business and would otherwise constitute current assets in conformity with GAAP, (b) any shares of stock issued by an Affiliate of Borrower, or (c) the cash surrender value of any life insurance policy.

      "Current Liabilities" at a particular date, shall mean on a consolidated basis all amounts that would, in conformity with GAAP, be included under current liabilities on a balance sheet of Borrower, as at such date, including, without limitation, the amounts as reflected on such balance sheet, of: (a) all Indebtedness of Borrower payable on demand, or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, (b) any payments in respect of any Indebtedness of Borrower (whether installment, serial maturity, sinking fund payment or otherwise) required to be made not more than twelve (12) months after such date, (c) all reserves in respect of liabilities or Indebtedness payable on demand or, at the option of the Person to whom such Indebtedness is owed, not more than twelve (12) months after such date, the validity of which is not contested at such date, and (d) all accruals for federal or other taxes measured by income payable within a twelve (12) month period, as long as (a), (b), (c) and (d) of this paragraph are each deemed a current liability under GAAP.

      "Customer" shall mean and include the account debtor with respect to any Receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Credit Party, pursuant to which it is to deliver any personal Property or perform any services.

      "Default" shall mean an event that, with the giving of notice or passage of time or both, would constitute an Event of Default.

      "Default Rate" shall have the meaning set forth in Section 3.1.

      "Defaulting Lender" shall have the meaning set forth in Section 2.13(a).

      "Depository Accounts" shall have the meaning set forth in Section 4.15(h).

      "Dollar" and the sign "$" shall mean lawful money of the United States of America.

      "Domestic Rate" shall mean the rate per annum equal to the Alternate Base Rate.

      "Domestic Rate Loan" shall mean any Advance that bears interest based upon the Alternate Base Rate.

      "Early Termination Date" shall have the meaning set forth in Section 13.1.

      "Earnings Before Interest and Taxes" shall mean, for any period, the sum of (i) net income (or loss) of Borrower on a consolidated basis for such period (excluding extraordinary gains and losses), plus (ii) all interest expense of Borrower on a consolidated basis for such period, plus (iii) all charges against income of Borrower on a consolidated basis for such period for federal, state and local income taxes actually paid.

      "EBITDA" shall mean for any period the sum of (i) Earnings Before Interest and Taxes for such period plus (ii) depreciation expenses for such period, plus (iii) amortization expenses for such period.

      "Effective Balance" means, as of any date of determination, the sum of the then-outstanding balance of the Revolving Credit Facility plus the then outstanding L/C Obligations.

      "Eligible Receivables" shall mean and include with respect to each Credit Party, each Receivable of such Credit Party arising in the ordinary course of such Credit Party's business and that Agent, in its reasonable credit judgment, shall deem to be an Eligible Receivable, based on such considerations as Agent may from time to time deem appropriate. A Receivable shall not be deemed eligible unless such Receivable is subject to Agent's first priority perfected security interest and no other Lien (other than Permitted Encumbrances), and is evidenced by an invoice or other documentary evidence satisfactory to Agent. In addition, no Receivable shall be an Eligible Receivable if:

      it arises out of a sale made by any Credit Party to any other Credit Party or to an Affiliate of any Credit Party or to a Person controlled by an Affiliate of a Credit Party, unless it arose in connection with the sale of goods or rendition of services in the ordinary course of business, on an arms' length basis, and would otherwise constitute a current asset in conformity with GAAP;

      fifty percent (50%) or more of the Receivables from such Customer are not deemed Eligible Receivables hereunder. Such percentage may, in Agent's reasonable discretion, be increased or decreased from time to time based on the Customer's financial condition;

      any covenant, representation or warranty contained in this Agreement with respect to such Receivable has been breached;

      the Customer shall (i) apply for, suffer, or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its Property or call a meeting of its creditors, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent under such bankruptcy laws by a court of competent jurisdiction, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, any petition that is filed against it in any involuntary case under such bankruptcy laws, or (viii) take any action for the purpose of effecting any of the foregoing;

      other than permitted Foreign Accounts Receivable, the sale is to a Customer outside the United States of America, unless the sale is on letter of credit, guaranty or acceptance terms, in each case acceptable to Agent in its reasonable discretion;

      the sale to the Customer is on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment or any other repurchase or return basis or is evidenced by chattel paper;

      Agent believes, in its reasonable judgment, that collection of such Receivable is insecure or that such Receivable may not be paid by reason of the Customer's financial inability to pay;

      the Customer is the United States of America, any state or any department, agency or instrumentality of any of them, unless the Receivable is an Acceptable Government Agency Receivable;

      the goods giving rise to such Receivable have not been shipped to the Customer or the services giving rise to such Receivable have not been performed by one of the Credit Parties or the Receivable otherwise does not represent a final sale, other than Acceptable Unbilled Amounts;

      the Receivables of the Customer exceed a credit limit determined by Agent, in its reasonable discretion, to the extent such Receivable exceeds such limit and such limit is reasonably determined by Agent based upon Customers financial condition;

      the Receivable is subject to any offset, deduction, defense, dispute, or counterclaim, the Customer is also a creditor or supplier of each Credit Party or the Receivable is contingent in any respect or for any reason;

      any Credit Party has made any agreement with any Customer for any deduction therefrom, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto;

      any return, rejection or repossession of the merchandise has occurred or the rendition of services has been disputed; or

      such Receivable is not payable to any Credit Party.

    "Environmental Complaint" shall have the meaning set forth in Section 4.19(d).

    "Environmental Laws" shall mean (a) all federal, state and local environmental, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment, health and safety and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances, (b) the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state and local governmental agencies and authorities with respect thereto and (c) any common law or equitable doctrine that may impose material liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substances.

    "Environmental Indemnity" shall mean an environmental indemnity agreement in form and substance of Exhibit C.

    "Equipment" shall mean and include all of Borrower's goods (other than Inventory) whether now owned or hereafter acquired and wherever located including, without limitation, all equipment, machinery, apparatus, motor vehicles, fittings, furniture, furnishings, fixtures, parts, accessories and all replacements and substitutions therefor or accessions thereto.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the rules and regulations promulgated thereunder.

    "Eurodollar Rate Loan" shall mean an Advance at any time that bears interest based on the Eurodollar Rate.

    "Eurodollar Rate" shall mean for any Eurodollar Rate Loan for the then current Interest Period relating thereto the interest rate per annum determined by PNC by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by PNC in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rates for U.S. Dollars quoted by the [British Bankers' Association] as set forth on Dow Jones Markets Service (formerly known as Telrate) (or appropriate successor or, if [the British Banker's Association] or its successor ceases to provide such quotes, a comparable replacement determined by PNC) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750) two (2) Business Days prior to the first day of such Interest Period for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period by (ii) a number equal to 1.00 minus the Reserve Percentage. The Eurodollar Rate may also be expressed by the following formula:

    Average of London interbank offered rates quoted by BBA as shown on

    Eurodollar Rate = Dow Jones Markets Service display page 3750 or appropriate successor

    1.00 - Reserve Percentage

    "Event of Default" shall mean the occurrence and continuance of any of the events set forth in Article X.

    "Excess Cash Flow" for any fiscal year, shall mean EBITDA of Borrower on a consolidated basis for such fiscal year minus Unfinanced Capital Expenditures made by Borrower on a consolidated basis during such fiscal year minus federal, state and local income taxes actually paid by Borrower during such fiscal year less scheduled Senior Debt Payments, Subordinated Debt Payments and Preferred Stock dividends paid in cash during such fiscal year.

    "Federal Funds Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or if such rate is not so published for any day that is a Business Day, the average of quotations for such day on such transactions received by PNC from three Federal funds brokers of recognized standing selected by PNC.

    "Fee Letter" shall mean the fee letter of even date herewith, between Borrower and PNC.

    "Fixed Charge Coverage Ratio" shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA to (b) the sum (without duplication) of (i) all Senior Debt Payments, Subordinated Debt Payments and Preferred Stock dividends paid during such period plus (ii) Unfinanced Capital Expenditures made during such period plus (iii) federal, state and local income taxes actually paid during such period.

    "Foreign Receivables" shall mean those Receivables of each Credit Party that would otherwise satisfy all of the applicable criteria for Eligible Receivables but the account debtor of such Receivable is not a resident of the United States of America or Canada.

    "Formula Amount" shall have the meaning set forth in Section 2.2(a).

    "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

    "General Intangibles" shall mean and include all of Borrower's general intangibles, whether now owned or hereafter acquired including, without limitation, all choses in action, causes of action, corporate or other business records, inventions, designs, patents, patent applications, equipment formulations, manufacturing procedures, quality control procedures, trademarks, service marks, trade names, domain names, trade secrets, goodwill, copyrights, design rights, registrations, licenses, franchises, permits, consents, customer lists, tax refunds, tax refund claims, computer programs, source code, object code, all other intellectual property or proprietary rights, all claims under guaranties, security interests or other security held by or granted to Borrower to secure payment of any of the Receivables by a Customer all rights of indemnification and all other intangible Property of every kind and nature (other than Receivables).

    "Governmental Body" shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

    "Guarantor" shall mean each Subsidiary of Borrower and any other Person who may hereafter guarantee payment or performance of the whole or any part of the Obligations and "Guarantors" means collectively all such Persons.

    "Guaranty" shall mean any guaranty of the obligations of Borrower executed by a Guarantor in favor of Agent for its benefit and for the ratable benefit of Lenders.

    "Hazardous Discharge" shall have the meaning set forth in Section 4.19(d).

    "Hazardous Substance" shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or hazardous substances as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA, the Clean Water Act, as amended (33 U.S.C. Sections 1251 et seq.), and in the regulations adopted pursuant thereto or any other applicable Environmental Law.

    "Hazardous Wastes" shall mean all waste materials subject to regulation under CERCLA, RCRA, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous radioactive waste handling, transportation, recycling, treatment, storage and/or disposal.

    "Indebtedness" of a Person at a particular date shall mean all obligations of such Person that, in accordance with GAAP, would be classified upon a balance sheet as liabilities (except capital stock and surplus earned or otherwise) and in any event, without limitation by reason of enumeration, shall include all indebtedness, debt and other similar monetary obligations of such Person whether direct or guaranteed, and all premiums, if any, due at the required prepayment dates of such indebtedness, and all indebtedness secured by a Lien on Property owned by such Person (including, without limitation, Capitalized Leases), whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. Any indebtedness of such Person resulting from the acquisition by such Person of any assets subject to any Lien shall be deemed, for the purposes hereof, to be the equivalent of the creation, assumption and incurring of the indebtedness secured thereby, whether or not actually so created, assumed or incurred.

    "Ineligible Security" shall mean any security that may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C. Section 24, Seventh), as amended .

    "Intercompany Receivables" means all assets and liabilities, however arising, which are due to any Credit Party from, which are due from any Credit Party to, or which otherwise arise from any transaction by any Credit Party with any Affiliate of any Credit Party.

    "Interest Period" shall mean the period provided for any Eurodollar Rate Loan pursuant to Section 2.3(b).

    "Inventory" shall mean and include all of each Credit Party's now owned or hereafter acquired goods, merchandise and other personal Property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description that are or might be used or consumed in any Credit Party's business or used in selling or furnishing such goods, merchandise and other personal Property, and all documents of title or other documents representing them.

    "Investment Account" shall have the meaning provided in Section 7.4.

    "Investment Basket" shall mean a cumulative account balance measuring any additional subordinated debt or equity cash infusions to Borrower minus amounts paid for scheduled debt as permitted under this Agreement made after the Closing, deducting (i) any amounts used in connection with any acquisitions permitted under Section 7.1 plus (ii) any Capital Expenditures as permitted by Section 7.6 plus (iii) any Investments permitted under Section 7.4, provided, however, in no event shall such amount be less than zero.

    "Investment Property" shall mean and include all of each Credit Party's now owned or hereafter acquired securities (whether certificated or uncertificated), securities entitlements, securities accounts, commodities contracts and commodities accounts.

    "Issue" means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and " Issuance" have corresponding meanings.

    "Issuing Bank" means Agent, in its capacity as the Letter of Credit issuing bank hereunder, and any party succeeding to the duties of such Person in that capacity hereunder.

    "Landlord Waiver" means a landlord waiver executed by a landlord of any of the premises occupied by any Credit Party, substantially in the form of Exhibit D.

    "L/C Advance" means each Lender's participation in any L/C Borrowing in accordance with its Commitment Percentage.

    "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit that shall not have been reimbursed on the date when made nor converted into an Advance under Section 2.14(d).

    "L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding as provided herein, in an aggregate amount not to exceed on any date the sum of $500,000; provided that the L/C Commitment is a part of the Revolving Commitment Facility, rather than a separate, independent commitment.

    "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings but excluding such drawings that have been converted into Advances under Section 2.14(d).

    "L/C-Related Document" means any document or instrument executed and delivered in connection with a Letter of Credit.

    "Leasehold Interests" shall mean all of any Credit Party's right, title and interest in and to the premises listed on Schedule 1.2(d).

    "Lender" and "Lenders" shall have the meaning ascribed to such term in the preamble to this Agreement and shall include each Person that becomes a transferee, successor or assign of any Lender.

    "Letter of Credit" means any commercial documentary letter of credit issued by the Issuing Bank pursuant to Section 2.14.

    "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including, without limitation, any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

    "Loan Documents" shall mean this Agreement, the Notes, the Questionnaire, the Secured Subsidiaries Guaranty, the Mortgages, the Copyright Mortgages, Trademark Security Agreements, Patent Security Agreements and any and all other agreements, instruments and documents, including, without limitation, guaranties, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Credit Party and delivered to Agent or any Lender in respect of the Transactions.

    "Loan Year" shall mean each calendar year commencing on the day of Closing and ending on the same calendar day of the subsequent calendar year.

    "Material Adverse Effect" shall mean a material adverse effect on: (a) the condition, operations, assets, business or prospects of Borrower on a consolidated or unconsolidated basis; (b) the ability of any Credit Party to pay the Obligations in accordance with the terms thereof; (c) the value of the Collateral, or Agent's Liens on the Collateral or the priority of any such Lien; or (d) the Agent's and each Lender's ability to receive the benefits intended by this Agreement and the other Loan Documents.

    "Maximum Term Loan Amount" shall mean $7,000,000 minus the sum (without duplication) of all actual and required repayments thereof as of the date of determination;

    "Mortgage" shall mean any mortgage on the Real Property of any Credit Party securing Agent and the Lenders, together with all extensions, renewals, amendments, supplements, modifications, substitutions and replacements thereto and thereof in form and substance of Exhibit E.

    "Mortgaged Property" shall mean any Credit Party's real property located at 1940 NW 67th Place, Suite A, Gainesville, Florida; 300 S. West End Avenue, Dayton, Ohio; 18550 Allen Road, Brownstown, Michigan; and 10100 Rocket Boulevard, Orlando, Florida, each as described in more detail on Schedule 4.19.

    "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Sections 3(37) and 4001(a)(3) of ERISA.

    "Net Cash Proceeds" means, with respect to (a) any sale, lease, transfer or other voluntary or involuntary disposition of any Property of Borrower or any of its Subsidiaries (other than sales or other dispositions of Inventory in the ordinary course of business, but including, without limitation, a sale or disposition of any capital stock of any such Subsidiary) or (b) any receipt of fire, property, casualty or similar insurance proceeds or condemnation awards in respect of Property of any Credit Party or other insurance proceeds received in respect of a loss incurred by any Credit Party (other than insurance proceeds used or to be used by a Credit Party to repair or replace damaged property as permitted herein), in each case, the aggregate amount of such cash consideration received by any Credit Party in connection with such transaction after deduction of (i) all reasonable fees, costs and expenses directly incurred by any Credit Party in connection therewith, including, without limitation, underwriting discount, brokerage or selling commissions, if any, (ii) federal, state and local income taxes actually paid or payable in cash in connection with such transaction within two (2) years thereafter (iii) in the case of any sale, lease, transfer or disposition of Property, the amount of Indebtedness secured by such Property required to be repaid in connection with such transaction, and (iv) the reasonable fees and disbursements of counsel paid by any Credit Party in connection therewith and (v) appropriate amounts to be provided by any Credit Party as a reserve, in accordance with GAAP, against any liabilities associated therewith and retained by any Credit Party after such sale, lease, transfer, or disposition, including, without limitation, pension and benefit liabilities, liabilities related to environmental matters or liabilities under any indemnification obligations associated therewith except that such reserves shall become Net Cash Proceeds when released.

    "Notes" shall have mean, collectively, the Revolving Credit Facility Note and the Term Note.

    "Obligations" shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties owing by each Credit Party to any Lender or Agent or to any other direct or indirect subsidiary or affiliate of Agent or any Lender of any kind or nature, present or future (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to each Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document, (including, without limitation, this Agreement and the other Loan Documents) whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, under any interest or currency swap, future, option or other similar agreement, or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of Agent's or any Lender's non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including, but not limited to, any and all of each Credit Party's Indebtedness and/or liabilities under this Agreement, the other Loan Documents or under any other agreement between Agent or Lenders and each Credit Party and any amendments, extensions, renewals or increases and all costs and expenses of Agent and any Lender incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including but not limited to reasonable attorneys' fees and expenses and all obligations of each Credit Party to Agent or Lenders to perform acts or refrain from taking any action.

    "Parent" of any Person shall mean a corporation or other entity owning, directly or indirectly at least fifty percent (50%) of the shares of stock or other ownership interests having ordinary voting power to elect a majority of the directors of the Person, or other Persons performing similar functions for any such Person.

    "Participant" shall mean each Person who, in accordance with Section 15.3(b), shall be granted the right by any Lender to participate in any of the Advances and who shall have entered into a participation agreement in form and substance satisfactory to such Lender.

    "Payment Office" shall mean initially Two Tower Center Boulevard, East Brunswick, New Jersey (08816); thereafter, such other office of Agent, if any, which it may designate by notice to Borrower and to each Lender to be the Payment Office.

    "PBGC" shall mean the Pension Benefit Guaranty Corporation.

    "Permitted Encumbrances" shall mean (a) Liens in favor of Agent for the benefit of Agent and Lenders; (b) Liens for taxes, assessments or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves have been taken by the applicable Credit Party; provided that, the Lien shall have no effect on the priority of the Liens in favor of Agent and provided that such Lien does not have a Material Adverse Effect; (c) Liens disclosed in the financial statements referred to in Section 5.5; (d) deposits or pledges to secure obligations under worker's compensation, social security or similar laws, or under unemployment insurance; (e) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of the applicable Credit Party's business; (f) judgment Liens that have been stayed or bonded and mechanics', workers', materialmen's or other like Liens arising in the ordinary course of the applicable Credit Party's business with respect to obligations that are not overdue more than 30 days or that are being contested in good faith by the applicable Credit Party; (g) Liens placed upon fixed assets hereafter acquired to secure a portion of the purchase price thereof; provided that (x) any such Lien shall not encumber any other Property of such Credit Party and (y) the aggregate amount of Indebtedness secured by such Liens incurred as a result of such purchases during any fiscal year shall not exceed the amount provided for in Section 7.6; (h) other Liens incidental to the conduct a Credit Party's business or the ownership of its Property that were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and that do not in the aggregate materially detract from Agent's or Lenders' rights in and to the Collateral or the value of any Credit Party's Property or that do not materially impair the use thereof in the operation of any Credit Party's business; (i) Liens disclosed on Schedule 1.2(e); (j) existing Liens of a Person merged into or with any Credit Party; (k) Liens arising from precautionary filings regarding operating leases entered into by any Credit Party in the ordinary course of business; and (m) purchase money security interests (including Capital Leases).

    "Person" shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

    "Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA, maintained for employees of Borrower or any member of the Controlled Group or any such Plan to which Borrower or any member of the Controlled Group is required to contribute on behalf of any of its employees.

    "Preferred Stock" means Borrower's Series 9 Class I Convertible Preferred Stock, Series 14 Class N Convertible Preferred Stock, Series 15 Class O Convertible Preferred Stock and Series 16 Class P Convertible Preferred Stock.

    "Pro Forma Balance Sheet" shall have the meaning set forth in Section 5.5(a).

    "Pro Forma Financial Statements" shall have the meaning set forth in Section 5.5(b).

    "Projections" shall have the meaning set forth in Section 5.5(b).

    "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal, or mixed, tangible or intangible.

    "Purchasing Lender" shall have the meaning set forth in Section 15.3.

    "Questionnaire" shall mean the Documentation Information Questionnaire and the responses thereto provided by Borrower and delivered to Agent.

    "RCRA" shall mean the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq., as the same may be amended from time to time.

    "Real Property" shall mean all of each Credit Party's right, title and interest in and to the Mortgaged Property and any other owned and leased premises identified on Schedule 4.19 hereto and shall include the Leasehold Interests.

    "Receivables" shall mean and include, as to any Credit Party, all of such Credit Party's accounts, contract rights, instruments (including those evidencing indebtedness owed to such Credit Party by its Affiliates), documents, chattel paper, general intangibles relating to accounts, drafts and acceptances, and all other forms of obligations owing to such Credit Party arising out of or in connection with the sale or lease of Inventory or the rendition of services pursuant to term contracts or otherwise, all guarantees and other security therefor, whether secured or unsecured, now existing or hereafter created, and whether or not specifically sold or assigned to Agent hereunder.

    "Releases" shall have the meaning set forth in Section 5.7(c)(i).

    "Reportable Event" shall mean a reportable event described in Section 4043(b) of ERISA or the regulations promulgated thereunder.

    "Required Lenders" shall mean Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the Advances and, if no Advances are outstanding, shall mean Lenders holding at least sixty-six and two thirds percent (66 2/3%) of the Commitment Percentages.

    "Reserve Percentage" shall mean the maximum effective percentage in effect on any day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding.

    "Revolving Credit Facility" shall have the meaning set forth in Section 2.1.

    "Revolving Credit Facility Advances" shall mean any Advances to Borrower under the Revolving Credit Facility in accordance with Section 2.2(a).

    "Revolving Credit Facility Note" shall mean the secured promissory note(s) referred to in Section 2.1.

    "Revolving Credit Limit" shall have the meaning set forth in Section 2.1.

    "Section 20 Subsidiary" shall mean the Subsidiary of the bank holding company controlling PNC, which Subsidiary has been granted authority by the Federal Reserve Board to underwrite and deal in certain Ineligible Securities.

    "Secured Subsidiaries Guaranty" shall mean a Secured Subsidiaries Guaranty in form and substance of Exhibit F to be executed by each Subsidiary of Borrower existing now or in the future.

    "Senior Debt Payments" shall mean and include all cash actually expended by any Credit Party to make (a) interest payments on any Advances hereunder, plus, (b) scheduled principal payments on the Term Loan, plu s (c) payments for all fees, commissions and charges set forth herein and with respect to any Advances, plus (d) Capitalized Lease payments, plus (e) payments with respect to any other Indebtedness for borrowed money, including purchase money indebtedness.

    "Settlement Date" shall mean the Closing Date and thereafter Wednesday of each week unless such day is not a Business Day, in which case it shall be the next succeeding Business Day.

    "Subordinated Debt Payments" shall mean and include all cash actually expended to make payments of principal and interest on the Subordinated Loans.

    "Subordinated Loans" shall mean the Indebtedness identified on Schedule 1.2(e).

    "Subordinated Loan Documentation" means each of that certain Stock Purchase Agreement and Promissory Notes and Mortgages in favor of the Borrower held by the Thomas P. Sullivan Living Trust dated September 6, 1998 and by the Ann L. Sullivan Living Trust dated September 6, 1998.

    "Subordination Agreement" shall mean a Subordination Agreement in form and substance reasonably satisfactory to Agent among Agent, and each of the Thomas P. Sullivan Living Trust dated September 6, 1978 and by the Ann L. Sullivan Living Trust dated September 6, 1978.

    "Subsidiary" shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

    "Subsidiary Stock" shall mean all of the issued and outstanding shares of stock owned by Schreiber, Yonley and Associates, Inc., a Missouri corporation, Perma-Fix Treatment Services, Inc., an Oklahoma corporation, Perma-Fix, Inc., an Oklahoma corporation, Perma-Fix of New Mexico, Inc., a New Mexico corporation, Perma-Fix of Florida, Inc., a Florida corporation Perma-Fix of Memphis, Inc., a Tennessee corporation, Perma-Fix of Dayton, Inc., an Ohio corporation, Perma-Fix of Ft. Lauderdale, Inc., a Florida corporation, Perma-Fix of Orlando, Inc. fka Chemical Conservation Corporation, Inc., a Florida corporation, Perma-Fix of South Georgia, Inc. fka Chemical Conservation of Georgia, Inc., a Georgia corporation, Perma-Fix of Michigan, Inc. fka Chem-Met Services, Inc., a Michigan corporation, Diversified Scientific Services, Inc., a Tennessee corporation, Industrial Waste Management, Inc., a Missouri corporation, Mintech, Inc., an Oklahoma corporation, and Reclamation Systems, Inc., an Oklahoma corporation and any other Subsidiary of Borrower.

    "Tangible Adjusted Net Worth" shall mean, at a particular date, (a) the aggregate amount of all assets of Borrower on a consolidated basis, as may be properly classified as such in accordance with GAAP consistently applied excluding such other assets as are properly classified as goodwill assets under GAAP, less (b) the aggregate amount of all liabilities of Borrower on a consolidated basis. For purposes of this definition, any amounts noted in Borrower's books and records for "Acquired Permits" shall not be deemed "goodwill."

    "Termination Date" shall have the meaning set forth in Section 13.1.

    "Termination Event" shall mean (i) a Reportable Event with respect to any Plan or Multiemployer Plan; (ii) the withdrawal of Borrower or any member of the Controlled Group from a Plan or Multiemployer Plan during a plan year in which such entity was a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (iii) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (v) any event or condition that might (a) constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan or (b) result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (vi) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of Borrower or any member of the Controlled Group from a Multiemployer Plan.

    "Term Loan" shall have the meaning set forth in Section 2.5.

    "Term Note" shall mean the secured promissory note(s) described in Section 2.5.

    "Total Financing Amount" shall mean the sum of the Revolving Credit Limit plus the Maximum Term Loan Amount.

    "Toxic Substance" shall mean and include any material that has been shown to have significant adverse effect on human health or that is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. "Toxic Substance" includes but is not limited to asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

    "Transactions" shall have the meaning set forth in Section 5.5.

    "Undrawn Revolving Credit Facility Availability" at a particular date shall mean an amount equal to (a) the lesser of (i) the Formula Amount or (ii) the Revolving Credit Limit, minus (b) the sum of (i) the Effective Balance plus (ii) all amounts due and owing to any Credit Party's trade creditors that are sixty (60) days or more past due, plus (iii) fees and expenses for which any Credit Party is liable but that have not been paid or charged to its Account.

    "Unfinanced Capital Expenditures" shall mean the aggregate amount of capital expenditures minus cash amounts spent for capital expenditures that are deducted from the Investment Basket, provided, however, in no event shall such amount be less than zero.

    "Week" shall mean the time period commencing with the opening of business on a Wednesday and ending on the end of business the following Tuesday.

    "Working Capital" at a particular date, shall mean the difference, if any, of Current Assets minus Current Liabilities at such date, provided, however, such amount shall not include payment obligations to Agent and Lenders with respect to the Revolving Credit Facility and current subordinated debt payments made to other creditors.

    Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of New York shall have the meaning given therein unless otherwise defined herein.

    Certain Matters of Construction. The terms "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments thereto and any successor statutes and regulations. Unless otherwise provided, all references to any instruments or agreements to which Agent is a party, including, without limitation, references to any of the other Loan Documents, shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

  ADVANCES, PAYMENTS.

    Revolving Credit Facility. Subject to the terms and conditions set forth in this Agreement, each Lender, severally and not jointly, agrees to make available to Borrower a sum equal to such Lender's Commitment Percentage a revolving line of credit (the "Revolving Credit Facility") in the maximum principal amount outstanding at any one time of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) (the "Revolving Credit Limit"), which revolving line of credit shall be evidenced by one or more secured promissory notes (collectively, the "Revolving Credit Facility Note") substantially in the form attached hereto as Exhibit G.

    Advances.

      Advances under Revolving Credit Facility. Subject to the terms and conditions set forth in this Agreement, Agent, on behalf of Lenders, will make Revolving Credit Facility Advances to Borrower outstanding to the extent that the Effective Balance does not exceed, at any time, the lesser of:

      (x) the Revolving Credit Limit minus such reserves as Agent may reasonably deem proper and necessary from time to time; and

      (y) an amount up to the sum (without duplication) of (i) up to 85% of Commercial Receivables aged 60 days or less from invoice date, (ii) up to 85% of Commercial Broker Receivables aged up to 90 days from the due date, up to 120 days from invoice date, (iii) up to 85% of Acceptable Government Agency Receivables aged 60 days or less from the due date, up to 150 days from invoice date, and (iv) up to 50% of Acceptable Unbilled Amounts aged 60 days (the foregoing applicable percentages being referred to as the "Advance Rates") subject, in each case, to clause (b) of the definition of "Eligible Receivables", minus (v) such reserves as Agent may reasonably deem proper and necessary from time to time. The amount determined pursuant to this Section 2.2(a)(y) at any time and from time to time shall be referred to as the "Formula Amount ".

      Discretionary Rights. The Advance Rates may be increased or decreased by Agent at any time and from time to time in evaluating specific Receivables in the exercise of its reasonable discretion. Borrower consents to any such increases or decreases and acknowledges that decreasing the Advance Rates or increasing or imposing reserves may limit or restrict Advances requested by Borrower. Agent shall give Borrower five (5) days prior written notice of its intention to decrease the Advance Rates.

    Procedure for Advances Borrowing.

      Borrower may notify Agent prior to 11:00 a.m. Eastern time on a Business Day of Borrower's request to incur, on that day, an Advance hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with Agent or Lenders, or with respect to any other Obligation, become due, same shall be deemed a request for an Advance as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with Agent or Lenders, and such request shall be irrevocable.

      Notwithstanding the provisions of subsection (a) above, in the event that Borrower desires to obtain a Eurodollar Rate Loan, Borrower shall give Agent at least three (3) Business Days' prior written notice, specifying (i) the date of the proposed borrowing (which shall be a Business Day), (ii) the type of borrowing and the amount on the date of such Advance to be borrowed, which amount shall be in a minimum amount of $1,000,000 and in integral multiples of $500,000 thereafter, and (iii) the duration of the first Interest Period therefor. Interest Periods for Eurodollar Rate Loans shall be for one, two or three months; provided that, if an Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day unless such day falls in the next succeeding calendar month in which case the Interest Period shall end on the next preceding Business Day. No Eurodollar Rate Loan shall be made available to Borrower during the continuance of a Default or an Event of Default.

      Each Interest Period of a Eurodollar Rate Loan shall commence on the date such Eurodollar Rate Loan is made and shall end on such date as Borrower may elect as set forth in Section 2.3(b)(iii) above provided that the exact length of each Interest Period shall be determined in accordance with the practice of the interbank market for offshore Dollar deposits and no Interest Period shall end after the last day of the Term.

      Borrower shall elect the initial Interest Period applicable to a Eurodollar Rate Loan by its notice of borrowing given to Agent pursuant to Section 2.3(b) or by its notice of conversion given to Agent pursuant to Section 2.3(d) , as the case may be. Borrower shall elect the duration of each succeeding Interest Period by giving irrevocable written notice to Agent of such duration not less than three (3) Business Days prior to the last day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Agent does not receive timely notice of the Interest Period elected by Borrower, Borrower shall be deemed to have elected to convert to a Domestic Rate Loan subject to Section 2.3(d).

      Provided that no Event of Default shall have occurred and be continuing, Borrower may, on the last Business Day of the then current Interest Period applicable to any outstanding Eurodollar Rate Loan, or on any Business Day with respect to Domestic Rate Loans, convert any such loan into a loan of another type in the same aggregate principal amount provided that any conversion of a Eurodollar Rate Loan shall be made only on the last Business Day of the then current Interest Period applicable to such Eurodollar Rate Loan. If Borrower desires to convert a loan, Borrower shall give Agent not less than three (3) Business Days' prior written notice to convert from a Domestic Rate Loan to a Eurodollar Rate Loan or one (1) Business Day's prior written notice to convert from a Eurodollar Rate Loan to a Domestic Rate Loan, specifying the date of such conversion, the loans to be converted and if the conversion is from a Domestic Rate Loan to any other type of loan, the duration of the first Interest Period therefor. After giving effect to each such conversion, there shall not be outstanding more than $25,000 in Eurodollar Rate Loans, in the aggregate.

      At its option and upon three (3) Business Days' prior written notice, Borrower may prepay the Eurodollar Rate Loans in whole at any time or in part from time to time, without premium or penalty, but with accrued interest on the principal being prepaid to the date of such repayment. Borrower shall specify the date of prepayment of Advances that are Eurodollar Rate Loans and the amount of such prepayment. In the event that any prepayment of a Eurodollar Rate Loan is required or permitted on a date other than the last Business Day of the then current Interest Period with respect thereto, Borrower shall indemnify Agent and Lenders therefor in accordance with Section 2.3(f).

      Borrower shall indemnify Agent and Lenders and hold Agent and Lenders harmless from and against any and all losses or expenses that Agent and Lenders may sustain or incur as a consequence of any prepayment, conversion of or any default by Borrower in the payment of the principal of or interest on any Eurodollar Rate Loan or failure by Borrower to complete a borrowing of, a prepayment of or conversion of or to a Eurodollar Rate Loan after notice thereof has been given, including, but not limited to, any interest payable by Agent or Lenders to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Agent or any Lender to Borrower shall be conclusive absent manifest error.

      Notwithstanding any other provision hereof, if any applicable law, treaty, regulation or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for any Lender (for purposes of this Section 2.3(g), the term "Lender" shall include any Lender and the office or branch where any Lender or any corporation or bank controlling such Lender makes or maintains any Eurodollar Rate Loans) to make or maintain its Eurodollar Rate Loans, the obligation of Lenders to make Eurodollar Rate Loans hereunder shall forthwith be cancelled and Borrower shall, if any affected Eurodollar Rate Loans are then outstanding, promptly upon request from Agent, either pay all such affected Eurodollar Rate Loans or convert such affected Eurodollar Rate Loans into loans of another type. If any such payment or conversion of any Eurodollar Rate Loan is made on a day that is not the last day of the Interest Period applicable to such Eurodollar Rate Loan, Borrower shall pay Agent, upon Agent's request, such amount or amounts as may be necessary to compensate Lenders for any loss or expense sustained or incurred by Lenders in respect of such Eurodollar Rate Loan as a result of such payment or conversion, including (but not limited to) any interest or other amounts payable by Lenders to lenders of funds obtained by Lenders in order to make or maintain such Eurodollar Rate Loan. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lenders to Borrower shall be conclusive absent manifest error.

    Disbursement of Advance Proceeds. All Advances shall be disbursed from whichever office or other place Agent may designate from time to time and, together with any and all other Obligations of Borrower to Agent or Lenders, shall be charged to Borrower's Account on Agent's books. During the Term, Borrower may use the Advances by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Advance requested by Borrower or deemed to have been requested by Borrower under Section 2.3 shall, with respect to requested Advances to the extent Lenders make such Advances, be made available to Borrower on the day so requested by way of credit to Borrower's operating account at PNC, or such other bank as Borrower may designate following notification to Agent, in immediately available federal funds or other immediately available funds or, with respect to Advances deemed to have been requested by Borrower, be disbursed to Agent to be applied to the outstanding Obligations giving rise to such deemed request.

    Term Loan. Subject to the terms and conditions of this Agreement, each Lender, severally and not jointly, will make a term loan (the " Term Loan") to Borrower in the sum equal to such Lender's Commitment Percentage of the Maximum Term Loan Amount. The Term Loan shall be advanced on the Closing Date and, subject to earlier payment due to acceleration upon the occurrence of (i) an Event of Default under this Agreement or termination of this Agreement or (ii) any refinancing of any portion of the Revolving Credit Facility, the initial principal amount of the Term Loan shall be payable in 59 equal monthly installments of $83,333.33, payable on the first day of each month, commencing on February 1, 2001. The entire unpaid principal balance of the Term Loan shall be due and payable in full on the last day of the Term. The Term Loan and shall be evidenced by one or more secured promissory notes (collectively, the "Term Note") in substantially the form attached as Exhibit H.

    Repayment of Advances.

      The Revolving Credit Facility Advances shall be due and payable in full on the last day of the Term, subject to earlier prepayment as herein provided. The Term Loan shall be due and payable as provided in Section 2.5 and in the Term Note.

      Borrower recognizes that the amounts evidenced by checks, notes, drafts or any other items of payment relating to or proceeds of Collateral may not be collectible by Agent on the date received. In consideration of Agent's agreement to conditionally credit Borrower's Account as of the Business Day on which Agent receives those items of payment, Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Agent on account of the Obligations one (1) Business Day after the Business Day that Agent receives such payments via wire transfer or electronic depository check. Agent is not, however, required to credit Borrower's Account for the amount of any item of payment that is unsatisfactory to Agent and Agent may charge Borrower's Account for the amount of any item of payment that is returned to Agent unpaid.

      All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents shall be made to Agent at the Payment Office not later than 1:00 P.M. (New York time) on the due date therefor in lawful money of the United States of America in federal funds or other funds immediately available to Agent. Agent shall have the right to effectuate payment on any and all Obligations due and owing hereunder by charging Borrower's Account or by making Advances as provided in Section 2.3.

      Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

    Repayment of Excess Advances. The aggregate balance of Advances outstanding at any time under the Revolving Credit Facility in excess of the maximum amount of Advances permitted under the Revolving Credit Facility, shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

    Statement of Account. Agent shall maintain, in accordance with its customary procedures, a loan account ("Borrower's Account ") in the name of Borrower in which shall be recorded the date and amount of each Advance made by Agent and the date and amount of each payment in respect thereof; provided, however, that the failure by Agent to record the date and amount of any Advance shall not adversely affect Agent or any Lender. Each month, Agent shall send to Borrower a statement showing the accounting for the Advances made, payments made or credited in respect thereof, and other transactions between Agent and Borrower, during such month. The monthly statements shall be deemed correct and binding upon Borrower in the absence of manifest error and shall constitute an account stated between Lenders and Borrower unless Agent receives a written statement of Borrower's specific exceptions thereto within thirty (30) days after such statement is received by Borrower. The records of Agent with respect to the loan account shall be conclusive evidence absent manifest error of the amounts of Advances and other charges thereto and of payments applicable thereto.

    Additional Payments. Any sums expended by Agent or any Lender due to Borrower's failure to perform or comply with its obligations under this Agreement or any other Document including, without limitation, Borrower's obligations under Sections 4.2, 4.4, 4.12, 4.13, 4.14 and 6.1, may be charged to Borrower's Account as a Revolving Credit Facility Advance and added to the Obligations.

    Manner of Borrowing and Payment.

      Each borrowing of Revolving Credit Facility Advances shall be advanced according to the applicable Commitment Percentages of Lenders. The Term Loan shall be advanced according to the Commitment Percentages of Lenders.

      Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Revolving Credit Facility Advances, shall be applied to the Revolving Credit Facility Advances pro rata according to the applicable Commitment Percentages of Lenders. Each payment (including each prepayment) by Borrower on account of the principal of and interest on the Term Note, shall be made from or to, or applied to that portion of the Term Loan evidenced by the Term Note pro rata according to the Commitment Percentages of Lenders. Except as expressly provided herein, all payments (including prepayments) to be made by Borrower on account of principal, interest and fees shall be made without set off or counterclaim and shall be made to Agent on behalf of Lenders to the Payment Office, in each case on or prior to 1:00 P.M., New York time, in Dollars and in immediately available funds.

      Notwithstanding anything to the contrary contained in Sections 2.10(a) and (b), commencing with the first Business Day following the Closing Date, each borrowing of Revolving Credit Facility Advances shall be advanced by Agent and each payment by Borrower on account of Revolving Credit Facility Advances shall be applied first to those Revolving Credit Facility Advances advanced by Agent. On or before 1:00 P.M., New York time, on each Settlement Date commencing with the first Settlement Date following the Closing Date, Agent and Lenders shall make certain payments as follows: (I) if the aggregate amount of new Revolving Credit Facility Advances made by Agent during the preceding Week (if any) exceeds the aggregate amount of repayments applied to outstanding Revolving Credit Facility Advances during such preceding Week, then each Lender shall provide Agent with funds in an amount equal to its applicable Commitment Percentage of the difference between (w) such Revolving Credit Facility Advances and (x) such repayments and (II) if the aggregate amount of repayments applied to outstanding Revolving Credit Facility Advances during such Week exceeds the aggregate amount of new Revolving Credit Facility Advances made during such Week, then Agent shall provide each Lender with funds in an amount equal to its applicable Commitment Percentage of the difference between (y) such repayments and (z) such Revolving Credit Facility Advances.

        Each Lender shall be entitled to earn interest at the Applicable Interest Rate on outstanding Advances that such Lender has funded.

        Promptly following each Settlement Date, Agent shall submit to each Lender a certificate with respect to payments received and Advances made during the Week immediately preceding such Settlement Date. Such certificate of Agent shall be conclusive in the absence of manifest error.

      If any Lender or Participant (a "benefited Lender") shall at any time receive any payment of all or part of its Advances, or interest thereon, or receive any Collateral in respect thereof (whether voluntarily or involuntarily or by set-off) in a greater proportion than any such payment to and Collateral received by any other Lender, if any, in respect of such other Lender's Advances, or interest thereon, and such greater proportionate payment or receipt of Collateral is not expressly permitted hereunder, such benefited Lender shall purchase for cash from the other Lenders a participation in such portion of each such other Lender's Advances, or shall provide such other Lender with the benefits of any such Collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds ratably with each of the other Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. Each Lender so purchasing a portion of another Lender's Advances may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

      Unless Agent shall have been notified by telephone, confirmed in writing, by any Lender that such Lender will not make the amount that would constitute its applicable Commitment Percentage of the Advances available to Agent, Agent may (but shall not be obligated to) assume that such Lender shall make such amount available to Agent on the next Settlement Date and, in reliance upon such assumption, make available to Borrower a corresponding amount. Agent will promptly notify Borrower of its receipt of any such notice from a Lender. If such amount is made available to Agent on a date after such next Settlement Date, such Lender shall pay to Agent on demand an amount equal to the product of (i) the daily average Federal Funds Rate (computed on the basis of a year of three hundred and sixty (360) days) during such period as quoted by Agent, times (ii) such amount, times (iii) the number of days from and including such Settlement Date to the date on which such amount becomes immediately available to Agent. A certificate of Agent submitted to any Lender with respect to any amounts owing under this Section 2.10(e) shall be conclusive, in the absence of manifest error. If such amount is not in fact made available to Agent by such Lender within three (3) Business Days after such Settlement Date, Agent shall be entitled to recover such an amount, with interest thereon at the rate per annum then applicable to such Revolving Credit Facility Advances hereunder, on demand from Borrower; provided, however, that Agent's right to such recovery shall not prejudice or otherwise adversely affect Borrower's rights (if any) against such Lender.

    Mandatory Prepayments.

      Subject to Section 4.3, when any Credit Party sells or otherwise disposes of any Collateral and such disposition involves more than $5,000 other than Inventory in the ordinary course of business, Borrower shall repay the Advances in an amount equal to the Net Cash Proceeds. In each case, such repayments are to be made promptly, but in no event more than three (3) Business Days following receipt of such net proceeds, and, until the date of payment, such proceeds shall be held in trust for Agent. The foregoing shall not be deemed to be implied consent to any such sale otherwise prohibited by the terms and conditions hereof. Such repayments shall be applied, (i) first, to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof, and (ii) second, to the remaining Advances in such order as Agent may determine, subject to Borrower's ability to reborrow Revolving Credit Facility Advances in accordance with the terms hereof.

      Upon delivery of the financial statements to Agent referred to in and required by Section 9.7 for each fiscal year, but in any event not later than ninety (90) days after the end of each such fiscal year, Borrower shall prepay the outstanding amount of the Term Loan in an amount equal to fifty percent (50%) of Excess Cash Flow for such fiscal year, which prepayment amount shall be applied to the outstanding principal installments of the Term Loan in the inverse order of the maturities thereof. In the event that the financial statement is not so delivered, then a calculation based upon estimated amounts shall be made by Agent upon which calculation Borrower shall make the prepayment required by this Section 2.11(b), subject to adjustment when the financial statement is delivered to Agent as required hereby. The calculation made by Agent shall not be deemed a waiver of any rights Agent or Lenders may have as a result of the failure by Borrower to deliver such financial statement.

      No fees or charges shall apply to such prepayments other than those set forth in Section 13.1.

    Use of Proceeds. Borrower shall apply the proceeds of Advances to (i) repay existing indebtedness listed on Schedule 2.12, (ii) pay fees and expenses relating to this transaction, and (iii) to provide for Borrower's working capital needs.
    Defaulting Lender.

      Notwithstanding anything to the contrary contained herein, in the event that any Lender (x) has refused (which refusal constitutes a breach by such Lender of its obligations under this Agreement) to make available its portion of any Advance or (y) notifies either Agent or Borrower that it does not intend to make available its portion of any Advance (if the actual refusal would constitute a breach by such Lender of its obligations under this Agreement) (each, a "Lender Default"), all rights and obligations hereunder of such Lender (a "Defaulting Lender") as to which a Lender Default is in effect and of the other parties hereto shall be modified to the extent of the express provisions of this Section 2.13 while such Lender Default remains in effect.

      Advances shall be incurred pro rata from Lenders that are not Defaulting Lenders (collectively, the "Non-Defaulting Lenders") based on their respective Commitment Percentages, and no Commitment Percentage of any Lender or any pro rata share of any Advances required to be advanced by any Lender shall be increased as a result of such Lender Default. Amounts received in respect of principal of any type of Advances shall be applied to reduce the applicable Advances of each Lender pro rata based on the aggregate of the outstanding Advances of that type of all Lenders at the time of such application; provided that such amount shall not be applied to any Advances of a Defaulting Lender at any time when, and to the extent that, the aggregate amount of Advances of any Non-Defaulting Lender exceeds such Non-Defaulting Lender's Commitment Percentage of all Advances then outstanding.

      A Defaulting Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent to or vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to a Defaulting Lender and, for purposes of the definition of "Required Lenders", a Defaulting Lender shall be deemed not to be a Lender and not to have Advances outstanding.

      Other than as expressly set forth in this Section 2.13, the rights and obligations of a Defaulting Lender (including the obligation to indemnify Agent) and the other parties hereto shall remain unchanged. Nothing in this Section 2.13 shall be deemed to release any Defaulting Lender from its obligations under this Agreement and the other Loan Documents, shall alter such obligations, shall operate as a waiver of any default by such Defaulting Lender hereunder, or shall prejudice any rights that Borrower, Agent or any Lender may have against any Defaulting Lender as a result of any default by such Defaulting Lender hereunder.

      In the event that a Defaulting Lender retroactively cures, to the satisfaction of Agent, the breach that caused a Lender to become a Defaulting Lender, such Defaulting Lender shall no longer be a Defaulting Lender and shall be treated as a Non-Defaulting Lender under this Agreement.

    Letters of Credit.

      Subfacility. On the terms and conditions set forth herein and subject to any limitations that may be imposed by applicable laws and regulations, (i) the Issuing Bank agrees, (A) from time to time at Borrower's request as provided herein to Issue (or cause to be Issued) Letters of Credit for the account of Borrower and to amend or renew Letters of Credit previously Issued by it pursuant to this Agreement, and (B) to honor drafts under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit so Issued; provided, that the Issuing Bank shall not be obligated to Issue, and no Lender shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Balance exceeds (or after giving effect to the proposed Issuance would exceed) the Revolving Credit Limit or (2) the outstanding L/C Obligations exceed (or after giving effect to the proposed Issuance would exceed) the L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, Borrower may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. For each Letter of Credit, at its option the Issuing Bank may (but shall not be required to) pay all or any part of the maximum amount that may at any time be available for drawing thereunder to the beneficiary thereof upon the occurrence and continuation of an Event of Default and/or the acceleration of the maturity of the Obligations, provided that, if payment of such amount is not then due to the beneficiary, the Issuing Bank shall deposit funds in such amount in a segregated account with the Issuing Bank to secure payment to the beneficiary and any funds so deposited shall be paid to the beneficiary of the Letter of Credit if, as and when all conditions to such payment are satisfied or returned to the Issuing Bank for distribution to the Lenders (or, if all of the Obligations (except for indemnity and other contingent obligations, other than Guaranties) shall have been paid in full in cash, to Borrower) if no payment to the beneficiary has been made and the final date available for drawings under the Letter of Credit has passed. Each payment or deposit of funds by the Issuing Bank as provided in this paragraph shall be treated for all purposes of this Agreement as a drawing duly honored by the Issuing Bank under the related Letter of Credit, and the Issuing Bank shall be entitled to require Borrower to Cash Collateralize such L/C Borrowing.

      Limitations. The Issuing Bank is under no obligation to, and shall not, without the consent of the Lenders, Issue any Letter of Credit if:

        any Order of any Governmental Body or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any legal or regulatory requirement applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Body with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the Issuing Bank deems material to it;

        one or more of the applicable conditions contained in Section 8.1 at Closing and Section 8.2 at the time of each Advance is not then satisfied;

        the requested expiry date of such Letter of Credit is (A) more than three hundred and sixty (360) days after the date of Issuance, unless the Lenders have approved such expiry date in writing, or (B) after the tenth (10th) calendar day preceding the Termination Date;

        such Letter of Credit does not provide for drafts, or is not otherwise in form and substance reasonably acceptable to the Issuing Bank, or the Issuance thereof shall violate any applicable policies of the Issuing Bank;

        such Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person;

        such Letter of Credit is in a face amount less than $25,000 or to be denominated in a currency other than United States Dollars; or

        the Borrower has not delivered to the Issuing Bank such other documents as may be customarily required of account parties by the Issuing Bank in connection with the issuance of letters of credit.

      Issuance, Amendment and Renewal of Letters of Credit.

        Each Letter of Credit shall be Issued upon the written request of Borrower received by the Issuing Bank (with a copy sent by Borrower to Agent) at least five (5) Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of Issuance, which request may be later revoked, provided that Borrower shall nonetheless be required to pay all Issuance fees even though the Letter of Credit originally requested was not issued. Each such request for Issuance of a Letter of Credit shall be by facsimile, confirmed promptly in an original writing, and shall specify in form and detail reasonably satisfactory to the Issuing Bank: (A) the proposed date of Issuance of the Letter of Credit (which shall be a Business Day); (B) the face amount of the Letter of Credit; (C) the expiry date of the Letter of Credit; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by the beneficiary of the Letter of Credit in case of any drawing thereunder; (F) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (G) such other matters as the Issuing Bank may reasonably require. Unless such Issuance is not then permitted under the terms of this Agreement, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, Issue the requested Letter of Credit in accordance with the Issuing Bank's usual and customary business practices.

        From time to time while a Letter of Credit is outstanding, the Issuing Bank will, upon the written request of Borrower received by the Issuing Bank (with a copy sent by Borrower to Agent) at least five (5) Business Days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment or renewal, amend or renew any Letter of Credit issued by it. Each such request for amendment or renewal of a Letter of Credit shall be made by facsimile, confirmed promptly in an original writing, made in the form of an application for amendment or renewal, and shall specify in form and detail reasonably satisfactory to the Issuing Bank: (A) the Letter of Credit to be amended or renewed; (B) the proposed date of amendment or renewal (which shall be a Business Day); (C) the nature of the proposed amendment or duration of the proposed renewal; and (D) such other matters as the Issuing Bank may reasonably require. The Issuing Bank shall be under no obligation to amend or renew any Letter of Credit if: (x) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended or renewed form under the terms of this Agreement; or (y) the beneficiary of any such Letter of Credit does not accept the proposed amendment to or renewal of the Letter of Credit. The Agent will promptly notify the Lenders of the receipt by it of any such request for amendment or renewal. If any outstanding Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 2.14(c)(ii) upon the request of Borrower but the Issuing Bank shall not have received a request with respect to such renewal, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and Borrower and the Lenders hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received a request for renewal from Borrower.

        The Issuing Bank may, at its election (or as required by the Agent at the direction of the Lenders), cause Borrower to take such action as may be necessary or appropriate, at any time and from time to time, in order to effectuate the purposes of Section 2.14(c)(ii).

      Risk Participations, Drawings and Reimbursements.

        Immediately upon the Issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (A) such Lender's percentage of the aggregate Revolving Credit Limit, times (B) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of this Section 2.14, each Issuance of a Letter of Credit shall be deemed to utilize each Lender's portion of the Revolving Credit Limit by an amount equal to the amount of such participation.

        In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify Borrower. Borrower shall reimburse the Issuing Bank prior to 12:00 noon (New York time), on each date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date"), in an amount equal to the amount so paid by the Issuing Bank. In the event Borrower fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 12:00 noon (New York time) on the Honor Date, the Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Lender thereof, and Borrower shall be deemed to have requested that Advances that are Domestic Rate Loans be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Limit and subject to the conditions set forth in Section 8.1 at Closing and Section 8.2 for each Advance. Any notice given by the Issuing Bank or the Agent pursuant to this Section 2.14(d)(ii) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

        Each Lender shall upon any notice pursuant to Section 2.14(d)(ii) make available to the Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Commitment Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.14(d)(iv)) each be deemed to have made an Advance consisting of a Domestic Rate Loan to Borrower in that amount. If any Lender so notified fails to make available to the Agent for the account of the Issuing Bank the amount equal to the product of such Lender's percentage of the Revolving Credit Limit multiplied by the amount of the drawing by no later than 5:00 p.m. (New York time) on the Honor Date, then interest shall accrue on such Lender's obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.14(d) (except, to the extent applicable, such Lender's obligation to pay interest pursuant to the preceding sentence).

        With respect to any unreimbursed drawing that is not converted into Advances consisting of Domestic Rate Loans to Borrower in whole or in part, because of Borrower's failure to satisfy the conditions set forth in Section 8.2 or for any other reason (other than the wrongful failure of Agent or a Lender to convert such drawing into an Advance), Borrower shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the highest Default Rate, and each Lender's payment to the Issuing Bank pursuant to Section 2.14(d)(iii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.14(d).

        Each Lender's obligation in accordance with this Agreement to make the Advances or L/C Advances, as contemplated by this Section 2.14(d), as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Bank, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Lender's obligation to make Advances under this Section 2.14(d) is subject to the conditions set forth in Section 8.2.

      Repayment of Participations.

        Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from Borrower: (A) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Lender has paid the Agent for the account of the Issuing Bank for such Lender's participation in the Letter of Credit pursuant to Section 2.14(d) or (B) in payment of interest thereon, the Agent will pay to each Lender, in the same funds as those received by the Agent for the account of the Issuing Bank, the amount equal to the product of such Lender's percentage of the Revolving Credit Limit multiplied by the amount of such funds, and the Issuing Bank shall receive for the account of the Issuing Bank the amount of such funds attributable to any Lender that did not so pay the Agent.

        If the Agent or the Issuing Bank is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by Borrower to the Agent for the account of the Issuing Bank pursuant to Section 2.14(e)(i) above in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its percentage of the Revolving Credit Limit of any amounts so returned by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent or the Issuing Bank, at the Federal Funds Rate in effect from time to time.

      Role of the Issuing Bank.

        Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.

        Neither Agent or any of its Affiliates nor Issuing Bank or any of its correspondents, participants or assignees of the Issuing Bank shall be liable to any Lender for: (A) any action taken or omitted in connection herewith at the request or with the approval of the Lenders (including the Lenders, as applicable); (B) any action taken or omitted in the absence of gross negligence or willful misconduct; or (C) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.

        Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither Agent or any of its Affiliates, nor Issuing Bank or any of its correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 2.14(g); provided, however, anything in such clauses to the contrary notwithstanding, that Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower that Borrower proves were caused by the Issuing Bank's willful misconduct or gross negligence in determining whether the drafts and other documents presented under a Letter of Credit comply with the terms thereof or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

      Obligations Absolute. The obligations of Borrower under this Agreement and any L/C-Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into an Advance, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:

        any lack of validity or enforceability of this Agreement or any L/C-Related Document;

        any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;

        the existence of any claim, set-off, defense or other right that Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;

        any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

        any non-payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit (and Borrower hereby agrees to indemnify and hold harmless Issuing Bank from any liability arising from such non-payment); or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any bankruptcy or Insolvency proceeding;

        any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of Borrower in respect of any Letter of Credit; o r any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or a Guarantor.

      Cash Collateral Pledge. Upon the request of the Agent, (i) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (ii) if, upon the maturity of the Obligations, whether at the Maturity Date, by acceleration or otherwise, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, then Borrower shall immediately Cash Collateralize such L/C Borrowing or the L/C Obligations (as the case may be) in an amount equal to such L/C Borrowing or L/C Obligations (as the case may be).

      Letter of Credit Fees.

        Borrower shall pay to the Agent for the account of the Lenders a letter of credit fee with respect to the Letters of Credit equal to the rate per annum equal to three percent (3%) per annum (which rate shall be increased by 2% per annum at any time when an Event of Default shall have occurred and be continuing) of the average daily maximum amount available to be drawn of the outstanding Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Letters of Credit outstanding for that quarter as calculated by Agent, such computation to be made on the basis of actual days elapsed in a 360-day year. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Termination Date (or such later date upon which the outstanding Letters of Credit shall expire), with the final payment to be made on the Termination Date (or such later expiration date).

        Borrower shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect.

      Change in Law, Etc. If by reason of (i) any change after the Closing Date in applicable law, or in the interpretation or administration thereof (including, without limitation, any request, guideline or policy not having the force of law but with which the Issuing Bank or other Lender complies on a non-discriminatory basis among its borrowers) by any Governmental Body, or (ii) compliance by the Issuing Bank or any other Lender with any direction, request or requirement (whether or not having the force of law but with which the Issuing Bank or other Lender complies on a non-discriminatory basis among its borrowers) issued after the Closing Date by any Governmental Body or monetary authority (including any change whether or not proposed or published prior to the Closing Date), including, without limitation, any modifications to Regulation D issued by the Board of Governors of the Federal Reserve System occurring after the Closing Date:

        the Issuing Bank or any other Lender shall be subject to any tax, levy, duty, fee, charge, deduction or withholding with respect to any Letter of Credit (other than withholding tax imposed by the United States of America or any other tax, levy, impost, duty, charge, fee, deduction or withholding (I) that is measured with respect to the overall net income or capital of the Issuing Bank or such other Lender, and that is imposed by the United States of America, or by the jurisdiction in which the Issuing Bank or such Lender is incorporated or in which the Issuing Bank or such other Lender has its principal office (or any political subdivision or taxing authority thereof or therein) or (II) that is imposed solely by reason of the Issuing Bank or such other Lender failing to make a declaration of, or otherwise to establish, non-residence or to make any other claim for exemption, or otherwise to comply with any certification, identification, information, documentation or reporting requirements prescribed under the laws of the relevant jurisdiction, in those cases where the Issuing Bank or such other Lender may properly make such declaration or claim or so establish non-residence or otherwise comply);

        the basis of taxation of any fee or amount payable hereunder with respect to any Letter of Credit shall be changed (except as limited in paragraph (i) above);

        any reserve, deposit or similar requirement is or shall be applicable, imposed or modified in respect of any Letter of Credit issued by the Issuing Bank or participations therein purchased by any Lender; or

        there shall be imposed on the Issuing Bank or any other Lender any other condition regarding this Section 2.14, any Letter of Credit or any participation therein;

        and the result of the foregoing is to increase the actual cost to the Issuing Bank or any other Lender of issuing, making or maintaining any Letter of Credit or of purchasing or maintaining any participation therein, or to reduce the amount receivable in respect thereof by the Issuing Bank or any other Lender, in each case by or in an amount that the Issuing Bank or any other Lender shall reasonably deems material, then and in any such case the Issuing Bank or such other Lender may, at any time, notify Borrower, and Borrower shall pay within fifteen (15) days of demand such amounts as the Issuing Bank or such other Lender may specify to be necessary to compensate the Issuing Bank or such other Lender for such additional cost or reduced receipt. Without limiting the foregoing, Sections 3.5, 3.6, 3.7 and 3.8 shall in all instances apply to any Letter of Credit drawing that is converted into an Advance. The determination by the Issuing Bank or any other Lender, as the case may be, of any amount due pursuant to this Section 2.14 as set forth in a certificate setting forth the calculation thereof in reasonable detail shall be presumptively accurate.

      Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in such Letter of Credit) apply to such Letter of Credit.

  INTEREST AND FEES.

    Interest. Interest on Advances shall be payable in arrears on the first day of each month with respect to Domestic Rate Loans and, with respect to Eurodollar Rate Loans, at the end of each Interest Period or, for Eurodollar Rate Loans with an Interest Period in excess of three (3) months, at the earlier of (a) each three (3) months on the anniversary date of the commencement of such Eurodollar Rate Loan or (b) the end of the Interest Period. Interest charges shall be computed on the actual principal amount of Advances outstanding during the month at a rate per annum equal to the Applicable Interest Rate. Whenever, subsequent to the date of this Agreement, the Alternate Base Rate is increased or decreased, the Applicable Interest Rate for Domestic Rate Loans shall be similarly changed without notice or demand of any kind by an amount equal to the amount of such change in the Alternate Base Rate during the time such change or changes remain in effect. The Eurodollar Rate shall be adjusted with respect to Eurodollar Rate Loans without notice or demand of any kind on the effective date of any change in the Reserve Percentage as of such effective date. Upon and after the occurrence of an Event of Default, and during the continuation thereof, (i) the Obligations, other than Eurodollar Rate Loans, shall bear interest at the Applicable Interest Rate for Domestic Rate Loans plus two percent (2.00%) per annum and (ii) Eurodollar Rate Loans shall bear interest at the Applicable Interest Rate for Eurodollar Rate Loans plus two percent (2.00%) per annum (as applicable, the "Default Rate").

    Facility and Other Fees. If, for any month during the Term, the average daily unpaid balance of the Revolving Credit Facility Advances for each day of such month does not equal the Revolving Credit Limit, then Borrower shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to one-half of one percent (0.5%) per annum on the amount by which the Revolving Credit Limit exceeds such average daily unpaid balance. Such fee shall be payable to Agent in arrears on the last day of each quarter and shall be calculated as provided in Section 3.3. In addition, Borrower shall pay the fees set forth in the Fee Letter.

    Computation of Interest and Fees. Interest and fees hereunder shall be computed on the basis of a year of three hundred and sixty (360) days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the Applicable Interest Rate for Domestic Rate Loans during such extension.

    Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event that interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by Borrower, and if the then remaining excess amount is greater than the previously unpaid principal balance, Lenders shall promptly refund such excess amount to Borrower and the provisions hereof shall be deemed amended to provide for such permissible rate.

    Increased Costs. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by any Lender (for purposes of this Section 3.5, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

      subject Agent or any Lender to any tax of any kind whatsoever with respect to this Agreement or any of the other Loan Documents or change the basis of taxation of payments to Agent or any Lender of principal, fees, interest or any other amount payable hereunder or under any other Loan Documents (except for changes in the rate of tax on the overall net income of Agent or any Lender by the jurisdiction in which it maintains its principal office);

      impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of Agent or any Lender, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

      impose on Agent or any Lender or the London interbank Eurodollar market any other condition with respect to this Agreement or any of the other Loan Documents;

    and the result of any of the foregoing is to increase the cost to Agent or any Lender of making, renewing or maintaining its Advances hereunder by an amount that Agent or such Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that Agent or such Lender deems to be material, then, in any case Borrower shall promptly pay Agent or such Lender, upon its demand, such additional amount as will compensate Agent or such Lender for such additional cost or such reduction, as the case may be; provided that the foregoing shall not apply to increased costs that are reflected in the Eurodollar Rate, as the case may be. Agent or such Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error.

    Basis for Determining Interest Rate Inadequate or Unfair. In the event that Agent or any Lender shall have reasonably determined that:

      reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 2.3 for any Interest Period; or

      Dollar deposits in the relevant amount and for the relevant maturity are not available in the London interbank Eurodollar market, with respect to an outstanding Eurodollar Rate Loan, a proposed Eurodollar Rate Loan, or a proposed conversion of a Domestic Rate Loan into a Eurodollar Rate Loan, then Agent shall give Borrower prompt written, telephonic or telegraphic notice of such determination. If such notice is given, (i) any such requested Eurodollar Rate Loan shall be made as a Domestic Rate Loan, unless Borrower shall notify Agent no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the date of such proposed borrowing, that its request for such borrowing shall be cancelled or made as an unaffected type of Eurodollar Rate Loan, (ii) any Domestic Rate Loan or Eurodollar Rate Loan that was to have been converted to an affected type of Eurodollar Rate Loan shall be continued as or converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the proposed conversion, shall be maintained as an unaffected type of Eurodollar Rate Loan, and (iii) any outstanding affected Eurodollar Rate Loans shall be converted into a Domestic Rate Loan, or, if Borrower shall notify Agent, no later than 10:00 a.m. (New York City time) two (2) Business Days prior to the last Business Day of the then current Interest Period applicable to such affected Eurodollar Rate Loan, shall be converted into an unaffected type of Eurodollar Rate Loan, on the last Business Day of the then current Interest Period for such affected Eurodollar Rate Loans. Until such notice has been withdrawn, Lenders shall have no obligation to make an affected type of Eurodollar Rate Loan or maintain outstanding affected Eurodollar Rate Loans and Borrower shall not have the right to convert a Domestic Rate Loan or an unaffected type of Eurodollar Rate Loan into an affected type of Eurodollar Rate Loan.

    Capital Adequacy.

      In the event that Agent or any Lender shall have determined that any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Agent or any Lender (for purposes of this Section 3.7, the term "Lender" shall include Agent or any Lender and any corporation or bank controlling Agent or any Lender) and the office or branch where Agent or any Lender (as so defined) makes or maintains any Eurodollar Rate Loans with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Agent or any Lender's capital as a consequence of its obligations hereunder to a level below that which Agent or such Lender could have achieved but for such adoption, change or compliance (taking into consideration Agent's and each Lender's policies with respect to capital adequacy) by an amount deemed by Agent or any Lender to be material, then, from time to time, Borrower shall pay upon demand to Agent or such Lender such additional amount or amounts as will compensate Agent or such Lender for such reduction. In determining such amount or amounts, Agent or such Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.7 shall be available to Agent and each Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition.

      A certificate of Agent or such Lender setting forth such amount or amounts as shall be necessary to compensate Agent or such Lender with respect to Section 3.7(a) when delivered to Borrower shall be conclusive absent manifest error, provided, that such certificate shall set forth reasonably detailed calculations.

    Funding Losses. In the event that any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Advance as, or to convert any portion of the principal amount of any loan into, a Eurodollar Rate Loan) as a result of (a) any conversion or repayment or prepayment of the principal amount of any Eurodollar Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, for any reason, or (b) any loans not being made as Eurodollar Rate Loans in accordance with Borrower's request therefor; then, upon the written notice of such Lender to Borrower and Agent, Borrower shall, within ten days of its receipt thereof, pay directly to such Lender such amount as will (in such Lender's reasonable determination) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall be presumptively accurate.

  COLLATERAL: GENERAL TERMS

    Security Interest in the Collateral. To secure the prompt payment and performance to Agent and each Lender of the Obligations, Borrower hereby assigns, pledges and grants (and shall cause each of its Subsidiaries to assign, pledge and grant) to Agent for its benefit and for the ratable benefit of each Lender a continuing security interest in and to all of its Collateral, whether now owned or existing or hereafter acquired or arising and wheresoever located. Borrower shall, and shall cause each of its Subsidiaries to, mark its books and records as may be necessary or appropriate to evidence, protect and perfect Agent's security interest and shall cause its financial statements to reflect such security interest.

    Perfection of Security Interest. Borrower shall (and shall cause each of its Subsidiaries to) take, or cause to be taken, any and all action that may be necessary or desirable, or that Agent may request, so as at all times to maintain the validity, perfection, enforceability and priority of Agent's security interest in the Collateral or to enable Agent to protect, exercise or enforce its rights hereunder and in the Collateral, including, but not limited to, (i) immediately discharging all Liens other than Permitted Encumbrances, (ii) obtaining Landlord Waivers or mortgagees' lien waivers, (iii) delivering to Agent, endorsed or accompanied by such instruments of assignment as Agent may specify, and stamping or marking, in such manner as Agent may specify, any and all chattel paper, instruments, letters of credits and advices thereof and documents evidencing or forming a part of the Collateral, (iv) entering into warehousing, lockbox and other custodial arrangements satisfactory to Agent, and (v) executing and delivering financing statements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to Agent, relating to the creation, validity, perfection, maintenance or continuation of Agent's security interest under the Uniform Commercial Code or other applicable law. Agent is hereby authorized to file financing statements signed by Agent instead of Borrower in accordance with Section 9402(2) of the Uniform Commercial Code as adopted in the State of New York. All charges, expenses and fees Agent may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to Borrower's Account as a Revolving Credit Facility Advance of a Domestic Rate Loan and added to the Obligations, or, at Agent's option, shall be paid to Agent for the ratable benefit of Lenders immediately upon demand.

    Disposition of Collateral. Borrower shall (and shall cause each of its Subsidiaries to) safeguard and protect all Collateral for Agent's general account and make no disposition thereof whether by sale, lease or otherwise except (a) the sale of Inventory in the ordinary course of business and (b) the disposition or transfer of obsolete and worn-out Equipment in the ordinary course of business during any fiscal year having an aggregate fair market value, based upon Agent's reasonable estimation, of not more than $300,000 and only to the extent that (i) the proceeds of any such disposition are used to acquire replacement Equipment that is subject to Agent's first priority security interest or (ii) the proceeds of which are remitted to Agent to be applied pursuant to Section 2.11.

    Preservation of Collateral. Following the occurrence of a Default or Event of Default, in addition to the rights and remedies set forth in Section 11.1, Agent: (a) may at any time take such steps as Agent deems necessary to protect Agent's interest in and to preserve the Collateral, including the hiring of such security guards or the placing of other security protection measures as Agent may deem appropriate; (b) may employ and maintain at any of Borrower's premises a custodian who shall have full authority to do all acts necessary to protect Agent's interests in the Collateral; (c) may lease warehouse facilities to which Agent may move all or part of the Collateral; (d) may use any Credit Party's owned or leased lifts, hoists, trucks and other facilities or equipment for handling or removing the Collateral; and (e) shall have, and is hereby granted, a right of ingress and egress to the places where the Collateral is located, and may proceed over and through any of the Real Property. Each Credit Party shall cooperate fully with all of Agent's efforts to preserve the Collateral and will take such actions to preserve the Collateral as Agent may direct. All of Agent's expenses of preserving the Collateral, including any expenses relating to the bonding of a custodian, shall be charged to Borrower's Account as a Revolving Credit Facility Advance of a Domestic Rate Loan and added to the Obligations.

    Ownership of Collateral. With respect to the Collateral, at the time that the Collateral becomes subject to Agent's security interest: (a) a Credit Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge or grant a first priority security interest in each and every item of the its respective Collateral to Agent; and, except for Permitted Encumbrances the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by a Credit Party or delivered to Agent or any Lender in connection with this Agreement shall be true and correct in all respects; (c) all signatures and endorsements of a Credit Party that appear on such documents and agreements shall be genuine and such Credit Party shall have full capacity to execute same; and (d) the Credit Parties' Equipment and Inventory shall be located as set forth on Schedule 4.5 and shall not be removed from such location(s) without the prior written consent of Agent except with respect to the sale of Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3.

    Defense of Agent's and Lenders' Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, Agent's interests in the Collateral shall continue in full force and effect. During such period Borrower shall not (and shall not permit any of its Subsidiaries to), without Agent's prior written consent, pledge, sell (except Inventory in the ordinary course of business and Equipment to the extent permitted in Section 4.3), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, any part of the Collateral. Borrower shall (and shall cause each of its Subsidiaries to) defend Agent's interests in the Collateral against any and all Persons whatsoever. At any time following demand by Agent for payment of all Obligations, Agent shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including without limitation: labels, stationery, documents, instruments and advertising materials. If Agent exercises this right to take possession of the Collateral, Borrower shall, upon demand, assemble it in the best manner possible and make it available to Agent at a place reasonably convenient to Agent. In addition, with respect to all Collateral, Agent and Lenders shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Borrower shall (and shall cause each of its Subsidiaries to), and Agent may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver same to Agent or subject to Agent's order and if they shall come into a Credit Party's possession, they, and each of them, shall be held by such Credit Party in trust as Agent's trustee, and such Credit Party will immediately deliver them to Agent in their original form together with any necessary endorsement.

    Books and Records. Borrower shall (and shall cause each of its Subsidiaries to) (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all taxes, assessments, charges, levies and claims; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Receivables, advances and investments and all other proper accruals (including without limitation by reason of enumeration, accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this subsection shall be made in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by Borrower.

    Financial Disclosure. Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time during the Term to exhibit and deliver to Agent and each Lender copies of any of Borrower's financial statements, trial balances or other accounting records of any sort in the accountant's or auditor's possession, and to disclose to Agent and each Lender any information such accountants may have concerning any Credit Party's financial status and business operations. Borrower hereby authorizes all federal, state and municipal authorities to furnish to Agent and each Lender copies of reports or examinations relating to Borrower or any of its Subsidiaries, whether made by Borrower or any such Subsidiary or otherwise.

    Compliance with Laws. Borrower shall (and shall cause each of its Subsidiaries to) comply with all acts, rules, regulations and orders of any legislative, administrative or judicial body or official applicable to the Collateral or any part thereof or to the operation of any Credit Party's business the non-compliance with which could have a Material Adverse Effect. The Credit Parties may, however, contest or dispute any acts, rules, regulations, orders and directions of those bodies or officials in any reasonable manner, provided that any related Lien is inchoate or stayed and sufficient reserves are established to the reasonable satisfaction of Agent to protect Agent's Lien on or security interest in the Collateral. The Collateral, at all times, shall be maintained in accordance with the requirements of all insurance carriers that provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

    Inspection of Premises. At all reasonable times Agent and each Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from the Credit Parties' books, records, audits, correspondence and all other papers relating to the Collateral and the operation of the Credit Parties' business. Agent, any Lender and their agents may enter upon any of the Credit Parties' premises at any time during business hours and at any other reasonable time, and from time to time, for the purpose of inspecting the Collateral and any and all records pertaining thereto and the operation of the Credit Parties' business.

    Insurance. The Credit Parties shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At their own cost and expense in amounts and with carriers acceptable to Agent, the Credit Parties shall (a) keep all its insurable properties and properties in which Borrower has an interest (including leased premises) insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in similar businesses including, without limitation, business interruption insurance; (b) maintain a bond or insurance policy in such amounts as is customary in the case of companies engaged in similar businesses insuring against larceny, embezzlement or other criminal misappropriation of insured's officers and employees who may either singly or jointly with others at any time have access to the assets or funds of any Credit Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker's compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Credit Party is engaged in business; (e) furnish Agent with (i) copies of all policies or certificates of insurance by the renewal thereof at least thirty (30) days before any expiration date, and (ii) appropriate loss payable endorsements in form and substance satisfactory to Agent, naming Agent as a co-insured and loss payee as its interests may appear with respect to all insurance coverage referred to in clauses (a) and (c) above, and providing (A) that all proceeds thereunder shall be payable to Agent or the applicable Credit Party, (B) no such insurance shall be affected by any act or neglect of the insured or owner of the Property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least twenty (20) days' prior written notice is given to Agent. Without limiting the foregoing, Borrower shall, and shall cause each of its Subsidiaries to, maintain insurance of such types and in such amounts as may be required by applicable law or regulation. In the event of any loss thereunder, the carriers named therein hereby are directed by Agent and Borrower to make payment for such loss to Agent and not to Borrower and Agent jointly. If any insurance losses are paid by check, draft or other instrument payable to Borrower and Agent jointly, Agent may endorse Borrower's name thereon and do such other things as Agent may deem advisable to reduce the same to cash. Agent is hereby authorized to adjust and compromise claims under insurance coverage referred to in clauses (a) and (b) above, provided, however, the applicable Credit Party shall have 6 months from the date of the loss to adjust and compromise such claims prior to such authorization for any such claim. All loss recoveries received by Agent upon any such insurance may be applied to the Obligations, in such order as Agent in its reasonable discretion shall determine. Any surplus shall be paid by Agent to Borrower or applied as may be otherwise required by law. Any deficiency thereon shall be paid by Borrower to Agent, on demand. Anything hereinabove to the contrary notwithstanding, and subject to the fulfillment of the conditions set forth below, Agent shall remit to Borrower insurance proceeds received by Agent during any calendar year under insurance policies procured and maintained by Borrower that insure the Credit Parties' insurable properties to the extent such insurance proceeds do not exceed $250,000 in the aggregate. In the event that the amount of insurance proceeds received by Agent for any occurrence exceeds $250,000, Agent shall not be obligated to remit the insurance proceeds to Borrower unless Borrower shall provide Agent with evidence reasonably satisfactory to Agent that such insurance proceeds will be used by the applicable Credit Party to repair, replace or restore the insured Property that was the subject of the insurable loss. In the event that the Credit Parties have previously received (or, after giving effect to any proposed remittance by Agent to Borrower would receive) insurance proceeds that equal or exceed $250,000 in the aggregate, Agent may, in its reasonable discretion, either remit the insurance proceeds to Borrower upon Borrower providing Agent with evidence reasonably satisfactory to Agent that such insurance proceeds will be used by the applicable Credit Party to repair, replace or restore the insured Property that was the subject of the insurable loss, or apply the proceeds to the Obligations, as aforesaid. The agreement of Agent to remit insurance proceeds in the manner above provided shall be subject, in each instance, to satisfaction of each of the following conditions: (x) no Event of Default or Default shall then have occurred, and (y) the applicable Credit Party shall use such insurance proceeds to repair, replace or restore the insurable Property that was the subject of the insurable loss and for no other purpose.

    Failure to Pay Insurance. If any Credit Party fails to obtain insurance as hereinabove provided, or to keep the same in force, Agent, if Agent so elects, may obtain such insurance and pay the premium therefor on behalf of Borrower. If Agent so elects to obtain and pay for insurance, Agent may charge Borrower's Account therefor as a Revolving Credit Facility Advance of a Domestic Rate Loan and such expenses so paid shall thereinafter become part of the Obligations.

    Payment of Taxes. Each Credit Party shall pay, when due, all taxes, assessments and other Charges lawfully levied or assessed upon Borrower or any of the Collateral including, without limitation, real and personal Property taxes, assessments and charges and all franchise, income, employment, social security benefits, withholding, and sales taxes, except for such taxes, assessments and other Charges contested in good faith provided that adequate reserves are maintained for such amounts provided, nevertheless, that in no event shall such amount exceed $75,000.00 at any one time. If any tax by any governmental authority is or may be imposed on or as a result of any transaction between any Credit Party and Agent or any Lender that Agent or any Lender may be required to withhold or pay or if any taxes, assessments, or other Charges remain unpaid after the date fixed for their payment, or if any claim shall be made that, in Agent's or any Lender's opinion, may possibly create a valid Lien on the Collateral, Agent may without notice to any Credit Party pay the taxes, assessments or other Charges and Borrower hereby indemnifies and holds Agent and each Lender harmless in respect thereof. The amount of any payment by Agent under this Section 4.13 shall be charged to Borrower's Account as a Revolving Credit Facility Advance of a Domestic Rate Loan and added to the Obligations and, until Borrower shall furnish Agent with an indemnity therefor (or supply Agent with evidence satisfactory to Agent that due provision for the payment thereof has been made), Agent may hold without interest any balance standing to Borrower's credit and Agent shall retain its security interest in any and all Collateral held by Agent.

    Payment of Leasehold Obligations. Borrower shall (and shall cause each of its Subsidiaries to) at all times pay, when and as due, its rental obligations under all leases under which it is a tenant, and shall otherwise comply, in all material respects, with all other terms of such leases and keep them in full force and effect and, at Agent's request will provide evidence of having done so.

    Receivables.

      Nature of Receivables. Each of the Receivables shall be a bona fide and valid account representing a bona fide indebtedness incurred by the Customer therein named, for a fixed sum as set forth in the invoice relating thereto (provided immaterial or unintentional invoice errors shall not be deemed to be a breach hereof) with respect to an absolute sale or lease and delivery of goods upon stated terms of the applicable Credit Party, or work, labor or services theretofore rendered by Borrower as of the date each Receivable is created. Same shall be due and owing in accordance with the applicable Credit Party's standard terms of sale without dispute, setoff or counterclaim except as may be stated on the accounts receivable schedules delivered by Borrower to Agent. The Acceptable Unbilled Amounts shall relate to work done, Inventory sold or services rendered which would constitute Eligible Receivables but for the fact that the amount in question has not yet been billed.

      Solvency of Customers. Each Customer, to each Credit Party's reasonable knowledge, as of the date each Receivable is created, is and will be solvent and able to pay all Receivables on which the Customer is obligated in full when due or with respect to such Customers of Borrower who are not solvent Borrower has set up on its books and in its financial records bad debt reserves adequate to cover such Receivables.

      Locations of Borrower. Borrower's chief executive office is located at 1940 N.W. 67th Place, Gainesville, Florida, 32653. Until written notice is given to Agent by Borrower of any other office at which Borrower keeps its records pertaining to Receivables, all such records shall be kept at such executive office.

      Collection of Receivables. Until Borrower's authority to do so is terminated by Agent (which notice Agent may give at any time following the occurrence of an Event of Default that has not been waived or cured or a Default or when Agent in its sole discretion deems it to be in the best interest of Lenders to do so), Borrower will, at Borrower's sole cost and expense, but on Agent's behalf and for Agent's account, collect as Agent's Property and in trust for Agent all amounts received on Receivables, and shall not commingle such collections with Borrower's funds or use the same except to pay Obligations. Borrower shall, upon request, deliver to Agent, or deposit in the Blocked Account, in original form and on the date of receipt thereof, all checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness.

      Notification of Assignment of Receivables. At any time following the occurrence of an Event of Default or a Default that has not been waived or cured, Agent shall have the right to send notice of the assignment of, and Agent's security interest in, the Receivables to any and all Customers or any third party holding or otherwise concerned with any of the Collateral. Thereafter, Agent shall have the sole right to collect the Receivables, take possession of the Collateral, or both. Agent's actual collection expenses, including, but not limited to, stationery and postage, telephone and telegraph, secretarial and clerical expenses and the salaries of any collection personnel used for collection, may be charged to Borrower's Account and added to the Obligations.

      Power of Agent to Act on Borrower's Behalf. Agent shall have the right to receive, endorse, assign and/or deliver in the name of Agent or Borrower any and all checks, drafts and other instruments for the payment of money relating to the Receivables, and Borrower hereby waives notice of presentment, protest and non-payment of any instrument so endorsed. Borrower hereby constitutes Agent or Agent's designee as Borrower's attorney with power (i) to endorse Borrower's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment or Collateral; (ii) to sign Borrower's name on any invoice or bill of lading relating to any of the Receivables, drafts against Customers, assignments and verifications of Receivables; (iii) to send verifications of Receivables to any Customer; (iv) to sign Borrower's name on all financing statements or any other documents or instruments deemed necessary or appropriate by Agent to preserve, protect, or perfect Agent's interest in the Collateral and to file same; (v) to demand payment of the Receivables; (vi) to enforce payment of the Receivables by legal proceedings or otherwise; (vii) to exercise all of Borrower's rights and remedies with respect to the collection of the Receivables and any other Collateral; (viii) to settle, adjust, compromise, extend or renew the Receivables; (ix) to settle, adjust or compromise any legal proceedings brought to collect Receivables; (x) to prepare, file and sign Borrower's name on a proof of claim in bankruptcy or similar document against any Customer; (xi) to prepare, file and sign Borrower's name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables; and (xii) to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission nor for any error of judgment or mistake of fact or of law, unless done maliciously or with gross (not mere) negligence; this power being coupled with an interest is irrevocable while any of the Obligations remain unpaid. Agent shall have the right at any time following the occurrence of an Event of Default or Default, to change the address for delivery of mail addressed to Borrower to such address as Agent may designate and to receive, open and dispose of all mail addressed to Borrower.

      No Liability. Neither Agent nor any Lender shall, under any circumstances or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Receivables or any instrument received in payment thereof, or for any damage resulting therefrom. Following the occurrence of an Event of Default or Default, Agent may, without notice or consent from Borrower, sue upon or otherwise collect, extend the time of payment of, compromise or settle for cash, credit or upon any terms any of the Receivables or any other securities, instruments or insurance applicable thereto and/or release any obligor thereof. Agent is authorized and empowered to accept, following the occurrence of an Event of Default or Default, the return of the goods represented by any of the Receivables, without notice to or consent by Borrower, all without discharging or in any way affecting Borrower's liability hereunder.

      Establishment of a Lockbox Account, Dominion Account. All proceeds of Collateral shall, at the direction of Agent, be deposited by each Credit Party into a lockbox account, dominion account or such other "blocked account" ("Blocked Accounts") as Agent may require pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to Agent. Each Credit Party shall issue to any such bank, an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Agent on a daily basis, either to any account maintained by Agent at said bank or by wire transfer to appropriate account(s) of Agent. All funds deposited in such Blocked Accounts shall immediately become the Property of Agent, and each Credit Party shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Neither Agent nor any Lender assumes any responsibility for such Blocked Accounts arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Agent may establish depository accounts ("Depository Accounts") in the name of Agent at a bank or banks for the deposit of such funds, and each Credit Party shall deposit all proceeds of Collateral or cause same to be deposited, in kind, in such Depository Accounts of Agent in lieu of depositing same to the Blocked Accounts.

      Adjustments. No Credit Party will permit, without Agent's consent, compromise or adjust any material amount of the Receivables (or extend the time for payment thereof) or accept any material returns of merchandise or grant any additional discounts, allowances or credits thereon except for those compromises, adjustments, returns, discounts, credits and allowances as have been heretofore customary in the business of the Credit Parties.

    Inventory Held for Sale or Lease. To the extent Inventory held for sale or lease has been produced by a Credit Party, it has been and will be produced by such Credit Party in accordance with the Federal Fair Labor Standards Act of 1938, as amended, and all rules, regulations and orders thereunder.

    Maintenance of Equipment. The Equipment shall be maintained in good operating condition and repair (reasonable wear and tear excepted) and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved. Borrower will not, and will not permit any Other Credit Party, to use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation. Borrower and the Other Credit Parties shall have the right to sell Equipment to the extent set forth in Section 4.3.

    Exculpation of Liability. Nothing herein contained shall be construed to constitute Agent or any Lender as agent of any Credit Party for any purpose whatsoever, nor shall Agent or any Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither Agent nor any Lender, whether by anything herein or in any assignment or otherwise, assume any Credit Party's obligations under any contract or agreement assigned to Agent or such Lender, and neither Agent nor any Lender shall be responsible in any way for the performance by any Credit Party of any of the terms and conditions thereof.

    Environmental Matters.

      Except as disclosed on Schedule 5.7, Borrower shall, and shall cause each other Credit Party to, ensure that the Real Property remains in compliance with all Environmental Laws and they shall not place or permit to be placed any Hazardous Substances on or in any Real Property owned in its operations except as permitted by applicable law or appropriate governmental authorities or other than where such failure to comply could have a Material Adverse Effect.

      Borrower shall, and shall cause each of the Other Credit Parties to, establish and maintain a system to assure and monitor continued compliance with all applicable Environmental Laws, which system shall include periodic reviews of such compliance.

      Borrower shall cause each of the Other Credit Parties to, (i) employ in connection with the use of the Real Property and its operations reasonable technology necessary to maintain compliance with any applicable Environmental Laws and (ii) treat, store and/or again dispose of any and all Hazardous Waste generated, handled or received at the Real Property only at facilities and with carriers that maintain valid permits under RCRA and any other applicable Environmental Laws the failure of which could have a Material Adverse Effect. Borrower shall use its best efforts to obtain certificates of disposal, such as hazardous waste manifest receipts, from all treatment, transport, storage or disposal facilities or operators employed by any Credit Party in connection with the transport or treatment, storage or disposal of any Hazardous Waste generated, handled or received at the Real Property.

      In the event that any Credit Party obtains, gives or receives notice of any Release or threat of Release of a reportable quantity of any Hazardous Substances at the Real Property (any such event being hereinafter referred to as a "Hazardous Discharge") or receives any notice of violation, request for information or notification that it is potentially responsible for investigation or cleanup of environmental conditions at the Real Property or operations, demand letter or complaint, order, citation, or other written notice with regard to any Hazardous Discharge or violation of Environmental Laws affecting the Real Property or any Credit Party's interest therein (any of the foregoing is referred to herein as an "Environmental Complaint") from any Person other than that could have a Material Adverse Effect, including any private party or state agency responsible in whole or in part for environmental matters in the state in which the Real Property is located or the United States Environmental Protection Agency (any such person or entity hereinafter the "Authority"), Borrower shall, within five (5) Business Days, give written notice of same to Agent detailing facts and circumstances of which Borrower or any Other Credit Party is aware giving rise to the Hazardous Discharge or Environmental Complaint. Such information is to be provided to allow Agent to protect its security interest in the Real Property and the Collateral and is not intended to create nor shall it create any obligation upon Agent or any Lender with respect thereto.

      Borrower shall promptly forward to Agent copies of any request for information, notification of potential liability, demand letter relating to potential responsibility that could have a Material Adverse Effect with respect to the investigation or cleanup of Hazardous Substances at any other site owned, operated or used by any Credit Party to handle, treat, store or dispose of Hazardous Substances and shall continue to forward copies of correspondence between such Credit Party and the Authority regarding such claims to Agent until the claim is resolved. Borrower shall promptly forward to Agent copies of all documents and reports concerning a Hazardous Discharge at the Real Property that any Credit Party is required to file under any Environmental Laws. Such information is to be provided solely to allow Agent to protect Agent's security interest in the Real Property and the Collateral.

      Borrower shall respond promptly to any Hazardous Discharge or Environmental Complaint that could have a Material Adverse Effect and take all necessary action in order to safeguard the health and safety of any Person and to avoid subjecting the Collateral or Real Property to any Lien. If any Credit party shall fail to respond promptly to any Hazardous Discharge or Environmental Complaint or any Credit Party shall fail to comply with any of the requirements of any Environmental Laws that could have a Material Adverse Effect, Agent on behalf of Lenders may, but without the obligation to do so, for the sole purpose of protecting Agent's interest in the Collateral: (A) give such notices or (B) enter onto the Real Property (or authorize third parties to enter onto the Real Property) and take such actions as Agent (or such third parties as directed by Agent) deem reasonably necessary or advisable, to clean up, remove, mitigate or otherwise deal with any such Hazardous Discharge or Environmental Complaint. All reasonable costs and expenses incurred by Agent and Lenders (or such third parties) in the exercise of any such rights, including any sums paid in connection with any judicial or administrative investigation or proceedings, fines and penalties, together with interest thereon from the date expended at the Default Rate for Domestic Rate Loans constituting Advances shall be paid upon demand by Borrower, and until paid shall be added to and become a part of the Obligations secured by the Liens created by the terms of this Agreement or any other agreement between Agent, any Lender and Borrower.

      Promptly upon the written request of Agent from time to time, Borrower shall provide Agent, at Borrower's expense, with an environmental site assessment or environmental audit report prepared by an environmental engineering firm acceptable in the reasonable opinion of Agent upon the occurrence of a Material Adverse Effect, to assess with a reasonable degree of certainty the existence of a Hazardous Discharge and the potential costs in connection with investigation, abatement, cleanup and removal of any Hazardous Substances found on, under, at or within the Real Property. If such estimates, individually or in the aggregate, exceed $100,000, Agent shall have the right to require Borrower or any other Credit Party, as applicable, to post a bond, letter of credit or other security reasonably satisfactory to Agent to secure payment of these costs and expenses.

      Borrower shall defend and indemnify Agent and Lenders and hold Agent, Lenders and their respective employees, agents, directors and officers harmless from and against all loss, liability, damage and expense, claims, costs, fines and penalties, including attorney's fees, suffered or incurred by Agent or Lenders under or on account of any Environmental Laws, including, without limitation, the assertion of any Lien thereunder, with respect to any Hazardous Discharge, the presence of any Hazardous Substances affecting the Real Property, whether or not the same originates or emerges from the Real Property or any contiguous real estate, including any loss of value of the Real Property as a result of the foregoing except to the extent such loss, liability, damage and expense is attributable to any Hazardous Discharge resulting from actions on the part of Agent or any Lender. Borrower's obligations under this Section 4.19 shall arise upon the discovery of the presence of any Hazardous Substances at the Real Property, whether or not any federal, state, or local environmental agency has taken or threatened any action in connection with the presence of any Hazardous Substances. Borrower's obligation and the indemnifications hereunder shall survive the termination of this Agreement.

    Collateral Reporting. Borrower shall provide Agent with the following statements at the following times in form satisfactory to Agent: (a) not less frequently than once per week, a schedule of Borrower's Receivables created since the last such schedule and a Borrowing Base Certificate; (b) on a monthly basis, by the 15th day of the following month, or more frequently if requested reasonably by Agent, an aging of Borrower's Receivables, together with a reconciliation to the previous month's aging of Borrower's Receivables and to Borrower's general ledger; (c) on a monthly basis by the 20th day of the following month, or more frequently if requested by Agent, an aging of Borrower's accounts payable; (d) on a weekly basis (or more frequently if requested by Agent), Inventory reports by category and location, with additional detail showing additions to and deletions from the Inventory, together with a reconciliation to Borrower's general ledger; (e) upon request, copies of invoices in connection with Borrower's Receivables, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with Borrower's Receivables and for Inventory and Equipment acquired by Borrower, purchase orders and invoices; (f) upon request, a statement of the balance of each of the Intercompany Receivables; (g) on a daily basis, sales and collections reports, together with summary roll-forward report, detailed sales journal and detailed cash receipts journal, (h) such other reports as to the Collateral of Borrower as Agent shall reasonably request from time to time; and (i) with the delivery of each of the foregoing, a certificate of Borrower executed by an officer thereof certifying as to the accuracy and completeness of the foregoing. If any of Borrower's records or reports of the Collateral are prepared by an accounting service or other agent, Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to Agent, for distribution to the Lenders.

    Financing Statements. Except as respects the financing statements filed by Agent and the financing statements described on Schedule 1.2 , no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

  REPRESENTATIONS AND WARRANTIES.

  Borrower hereby represents and warrants to Agent and Lenders as follows:

    Authority. Each Credit Party has full power, authority and legal right to enter into this Agreement and the other Loan Documents to which it is a party and to perform all of its Obligations hereunder and thereunder, in each case to the extent that such Person is a party thereto. This Agreement and each other Loan Documents to which any Credit Party is a party constitutes the legal, valid and binding obligation of such Credit Party, enforceable in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium, fraudulent transfer or conveyance or similar laws affecting creditors' rights generally and limits imposed by equitable principles. The execution, delivery and performance by each Credit Party of the other Loan Documents to which it is a party, (a) are within such Credit Party's corporate powers, have been duly authorized, are not in contravention of law or the terms of such Credit Party's by-laws, certificate of incorporation or other applicable documents relating to each Credit Party formation or to the conduct of such Credit Party's business or of any material agreement or undertaking to which such Credit Party is a party or by which such Credit Party is bound, and (b) will not conflict with nor result in any breach in any of the provisions of or constitute a default under or result in the creation of any Lien except Permitted Encumbrances upon any asset of any Credit Party under the provisions of any agreement, charter document, instrument, by-law, or other instrument to which such Credit Party is a party or by which it or its Property may be bound.

    Formation and Qualification. Each Credit Party is duly organized and in good standing under the laws of the jurisdiction of its formation and is qualified to do business and is in good standing in the states listed on Schedule 5.2(a), which constitute all states in which qualification and good standing are necessary for such Credit Party to conduct its business and own its Property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Credit Party has delivered to Agent true and complete copies of its certificate of incorporation and by-laws (or equivalent governing documents) and will promptly notify Agent of any amendment or changes thereto.

      The only Subsidiaries of Borrower are listed on Schedule 5.2(b).

    Survival of Representations and Warranties. All representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true at the time of Borrower's execution of this Agreement and the other Loan Documents, and shall survive the execution, delivery and acceptance thereof by the parties thereto.

    Tax Returns. Borrower's federal tax identification number is 58-1954497. Each Credit Party has filed all federal, state and local tax returns and other reports each is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable other than those contested in good faith for which reserves have been established. Federal, state and local income tax returns of each Credit Party have been examined and reported upon by the appropriate taxing authority or closed by applicable statute and satisfied for all fiscal years prior to and including the fiscal year ending December 31, 1999. The provision for taxes on the books of the Credit Parties is adequate for all years not closed by applicable statutes, and for its current fiscal year, and Borrower has no knowledge of any deficiency or additional assessment in connection therewith not provided for on such books.

    Financial Statements.

      The pro forma consolidated balance sheet of Borrower (the "Pro Forma Balance Sheet") furnished to Agent on the Closing Date reflects the consummation of the transactions contemplated under this Agreement (collectively, the "Transactions") and fairly reflects the consolidated financial condition of Borrower as of the Closing Date after giving effect to the Transactions, and has been prepared in accordance with GAAP, consistently applied. The Pro Forma Balance Sheet has been certified as accurate, complete and correct in all material respects by the President and Chief Financial Officer of Borrower. All financial statements referred to in this Section 5.5(a), including the related schedules and notes thereto, have been prepared, in accordance with GAAP, except as may be disclosed in such financial statements.

      The twelve-month consolidated cash flow projections of Borrower and its projected balance sheets as of the Closing Date, copies of which are annexed hereto as Schedule 5.5(b) (the "Projections") were prepared by the Chief Financial Officer of Borrower, are based on underlying assumptions that provide a reasonable basis for the projections contained therein and reflect Borrower's judgment based on present circumstances of the most likely set of conditions and course of action for the projected period. The cash flow Projections together with the Pro Forma Balance Sheet, are referred to as the "Pro Forma Financial Statements".

      The consolidated balance sheets of Borrower, its Subsidiaries and such other Persons described therein (including the accounts of all Subsidiaries for the respective periods during which a subsidiary relationship existed) as of December 31, 1999 and the related statements of income, changes in stockholder's equity, and changes in cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants, copies of which have been delivered to Agent, have been prepared in accordance with GAAP, consistently applied (except for changes in application in which such accountants concur and present fairly the financial position of Borrower and its Subsidiaries at such date and the results of their operations for such period. Since December 31, 1999, there has been no change in the condition, financial or otherwise, of Borrower or its Subsidiaries as shown on the consolidated balance sheet as of such date and no change in the aggregate value of machinery, equipment and Real Property owned by Borrower and its Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse or has had a Material Adverse Effect.

    Corporate Name. Except as set forth on Schedule 5.6, neither Borrower nor any of its Subsidiaries has not been known by any other corporate name in the past five (5) years and does not sell Inventory under any other name nor has any of such persons been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

    O.S.H.A. and Environmental Compliance.

      Except as disclosed on Schedule 5.7, each Credit Party has duly complied with, and its operations, facilities, business, Property, leaseholds and Equipment are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws, the failure of which could have a Material Adverse Effect and all judgments, decrees and other enforcement orders and directives relating thereto; there have been and are no outstanding or threatened citations, investigations, notices, other attestations or orders of non-compliance issued to any Credit Party relating to such Person's business, Property, leaseholds or Equipment under any such laws, rules or regulations that could have a Material Adverse Effect.

      Except as disclosed on Schedule 5.7, each Credit Party has been issued for the conduct of its business and activities all required federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws, each of which is in effect, the failure of which could have a Material Adverse Effect.

      (i) Except as disclosed on Schedule 5.7, there are no facts which suggest, and no visible signs of releases, spills, discharges, leaks or disposal (collectively referred to as "Releases") of Hazardous Substances at, upon, under or within any Real Property that could have a Material Adverse Effect.

    Solvency; No Litigation, Violation, Indebtedness or Default.

      Each Credit Party is now and, after giving effect to the Transactions will be, solvent, able to pay its debts as they mature, has and, after giving effect to the Transactions, will have, capital sufficient to carry on its business and all businesses in which it is about to engage, and (i) as of the Closing Date, the fair present saleable value of its assets, on a consolidated basis, calculated on a going concern basis, is in excess of the amount of its liabilities and (ii) subsequent to the Closing Date, the fair saleable value of the Borrower and its Subsidiaries assets (calculated on a going concern basis) will be in excess of the amount of its liabilities.

      Except as disclosed in Schedule 5.8(b), no Credit Party has any (i) pending or threatened litigation, arbitration, actions or proceedings that could have a Material Adverse Effect, and (ii) liabilities or indebtedness for borrowed money other than the Obligations.

      Except as described in Schedule 5.8(c), no Credit Party is in violation of any applicable statute, regulation or ordinance in any respect that could have a Material Adverse Effect, nor is any Credit Party in violation of any order of any court, governmental authority or arbitration board or tribunal that could have a Material Adverse Effect.

      Neither Borrower nor any member of the Controlled Group maintains or contributes to any Plan other than those listed on Schedule 5.8(d) hereto. Except as set forth in Schedule 5.8(d), (i) no Plan has incurred any "accumulated funding deficiency," as defined in Section 302(a)(2) of ERISA and Section 412(a) of the Code, whether or not waived, and Borrower and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan that is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) neither Borrower nor any member of the Controlled Group has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments that have become due that are unpaid, (iv) no Plan has been terminated by the plan administrator thereof nor by the PBGC, and there is no occurrence that would cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Plan, (v) at this time, the current value of the assets of each Plan exceeds the present value of the accrued benefits and other liabilities of such Plan and neither Borrower nor any member of the Controlled Group knows of any facts or circumstances that would materially change the value of such assets and accrued benefits and other liabilities, (vi) neither Borrower nor any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (vii) neither Borrower nor any member of a Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code, and no fact exists that could give rise to any such liability, (viii) neither Borrower nor any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a "prohibited transaction" described in Section 406 of the ERISA or Section 4975 of the Code nor taken any action that would constitute or result in a Termination Event with respect to any such Plan that is subject to ERISA, (ix) Borrower and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (x) there exists no event described in Section 4043(b) of ERISA, for which the thirty (30) day notice period contained in 29 CFR Section 2615.3 has not been waived, (xi) neither Borrower nor any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of Borrower and any member of the Controlled Group, and (xii) neither Borrower nor any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

    Patents, Trademarks, Copyrights and Licenses. All patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, domain names, trade secrets and licenses owned or utilized by each Credit Party are set forth on Schedule 5.9, are valid and have been duly registered or filed with all appropriate governmental authorities and constitute all of the intellectual property rights that are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design rights, tradename, trade secret or license and Borrower is not aware of any grounds for any challenge, except as set forth in Schedule 5.9. Each patent, patent application, patent license, trademark, trademark application, trademark license, service mark, service mark application, service mark license, design rights, copyright, copyright application and copyright license owned or held by each Credit Party and all trade secrets used by each Credit Party consist of original material or Property developed by such Credit Party or was lawfully acquired by such Credit Party from the proper and lawful owner thereof. Each of such items has been maintained so as to preserve the value thereof from the date of creation or acquisition thereof. With respect to all software used by any Credit Party, such Credit Party is in possession of all source and object codes related to each piece of software or is the beneficiary of a source code escrow agreement, each such source code escrow agreement being listed on Schedule 5.9.

    Licenses and Permits. Except as set forth in Schedule 5.10, each Credit Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to procure such licenses or permits could have a Material Adverse Effect.

    Default of Indebtedness. No Credit Party is in default in the payment of the principal of or interest on any Indebtedness (exclusive of trade debt) or under any instrument or agreement under or subject to which any Indebtedness (exclusive of trade debt) has been issued and no event has occurred under the provisions of any such instrument or agreement that, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

    No Default. No Credit Party is in default in the payment or performance of any of its contractual obligations and no event has occurred which would constitute such a default.

    No Labor Disputes. No Credit Party is involved in any labor dispute; there are no strikes or walkouts or union organization of its employees threatened or in existence and no labor contract is scheduled to expire during the Term other than as set forth on Schedule 5.14.

    Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for "purchasing" or "carrying" "margin stock" as defined in Regulation U of such Board of Governors.

    Investment Company Act. No Credit Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

    Disclosure. No representation or warranty made by any Credit Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading that could have a Material Adverse Effect. There is no fact known to any Credit Party or that reasonably should be known to any Credit Party that any Credit Party has not disclosed to Agent in writing with respect to the Transactions that could reasonably be expected to have a Material Adverse Effect.

    Swaps. No Credit Party is a party to, nor will it be a party to, any swap agreement whereby such Credit Party has agreed or will agree to swap interest rates or currencies unless same provides that damages upon termination following an event of default thereunder are payable on an unlimited "two-way basis" without regard to fault on the part of either party.

    Conflicting Agreements. No provision of any mortgage, indenture, contract, agreement, judgment, decree or order binding on any Credit Party or affecting the Collateral conflicts with, or requires any Consent that has not already been obtained to, or would in any way prevent the execution, delivery or performance of, the terms of this Agreement or the other Loan Documents.

    Application of Certain Laws and Regulations. No Credit Party is subject to any statute, rule or regulation that regulates the incurrence of any Indebtedness, including without limitation, statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

    Business and Property. Upon and after the Closing Date, no Credit Party proposes to engage in any business other than providing treatment, storage, and disposal facility services in compliance with applicable Environmental Laws and consulting services with respect to toxic, radioactive and Hazardous Waste, and activities that are necessary to conduct the foregoing. On the Closing Date, each Credit Party will own or have the right to use all the Property and possess all of the rights and Consents necessary for the conduct of its business.

    Section 20 Subsidiaries. No Credit Party intends to use and shall not use any portion of the proceeds of the Advances, directly or indirectly, to purchase during the underwriting period, or for thirty (30) days thereafter, Ineligible Securities being underwritten by a Section 20 Subsidiary.

    Landlord Waivers. No Inventory generated from or located on any new premises leased by any Credit Party will be included as Eligible Inventory for purposes of this Agreement unless and until the lessor thereof executes and delivers to Agent, for the benefit of Lenders, a Landlord Waiver, in form and substance of Exhibit D unless such premises contain less than $5,000 of Collateral or $100,000 in the aggregate.

    Bank Accounts. Borrower and its Subsidiaries will not open or suffer to exist any banking or depositary account unless such account is either maintained with Agent or made subject to a first-priority security interest in favor of Agent pursuant to an account take-over letter in form and substance satisfactory to Agent executed by the institution at which such account is maintained, except as set forth in Schedule 5.24.

    Year 2000 Compliance. None of the computer software, computer firmware, computer hardware (whether general or special purpose) or other similar or related items of automated, computerized or software systems that are used, relied on (directly or indirectly), created, developed, marketed, sold, licensed, or otherwise provided by any Credit Party in the conduct of their business will malfunction, will cease to function, will generate incorrect data or will produce incorrect results when processing, providing or receiving (a) date-related data from, into and between the twentieth and twenty-first centuries or (b) date-related data in connection with any valid date in the twentieth and twenty-first centuries other than that which could have a Material Adverse Effect ("Year 2000 Compliant"), and each Credit Party will not be required to incur any further expense in order to become Year 2000 Compliant. Borrower and its Subsidiaries will not be subject to any liability or claims by its vendors, independent contractors, customers or employees due to their failure to be Year 2000 Complaint. Borrower and its Subsidiaries have developed reasonable contingency plans to deal with the possibility that some of their vendors, independent contractors, customers and suppliers may not be Year 2000 Compliant.

    Future Subsidiaries. Promptly upon any Person becoming a direct or indirect Subsidiary of the Borrower, the Borrower shall immediately provide written notice thereof to Agent, setting forth with specificity a description of the proposed locations, business and Property of such Subsidiary and of all material real and personal Property owned and leased by it. Borrower shall also promptly cause such Subsidiary and each Person holding any capital stock of such Subsidiary to execute and deliver to Agent a Secured Subsidiaries Guaranty, together with such financing statements and other documents as shall in the reasonable opinion of the Agent be necessary or advisable in order that Agent receive valid and perfect first-priority Liens in all of the ownership interests and (subject to Permitted Liens) substantially all of the Property (including, without limitation, leasehold interests) of such Subsidiary, together with certificates representing all of the ownership interests of such Subsidiary, accompanied by appropriate instruments of transfer duly executed in blank. Borrower or such Subsidiary shall also deliver one or more opinions of counsel to the Borrower or such Subsidiary (including opinions of local counsel) covering such legal matters with respect to such agreements and other instruments and documents as the Agent may reasonably request. All of such agreements, instruments, opinions and documents shall be reasonably satisfactory in form and substance in all respects to counsel to the Agent.

  AFFIRMATIVE COVENANTS.

  Borrower shall, and shall cause each of its Subsidiaries to:

    Payment of Fees. Pay to Agent on demand all usual and customary fees and expenses that Agent incurs in connection with (a) the forwarding of Advance proceeds and (b) the establishment and maintenance of any Blocked Accounts or Depository Accounts as provided for in Section 4.15(h). Agent may, without making demand, charge Borrower's Account for all such fees and expenses.

    Conduct of Business and Maintenance of Existence and Assets. (a) Conduct continuously and operate actively its business according to good business practices and maintain all of its properties useful or necessary in its business in good working order and condition (reasonable wear and tear excepted and except as may be disposed of in accordance with the terms of this Agreement), including, without limitation, all licenses, patents, copyrights, design rights, tradenames, trade secrets and trademarks and take all actions necessary to enforce and protect the validity of any intellectual property right or other right included in the Collateral; (b) keep in full force and effect its existence and comply in all material respects with the laws and regulations governing the conduct of its business where the failure to do so could have a Material Adverse Effect; and (c) make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof where the failure to do so could have a Material Adverse Effect.

    Violations. Promptly notify Agent in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Credit Party that could have a Material Adverse Effect.

    Government Agency Receivables. Take all steps necessary to protect Agent's interest in the Collateral under the Federal Assignment of Claims Act or other applicable state or local statutes or ordinances and deliver to Agent appropriately endorsed, any instrument or chattel paper connected with any Receivable arising out of contracts between any Credit Party and the United States, any state or any department, agency or instrumentality of any of them.

    Tangible Adjusted Net Worth. Maintain Tangible Adjusted Net Worth in an amount not less than $13,000,000 for the fiscal quarter ending March 31, 2001, $14,000,000 for the fiscal quarter ending June 30, 2001, $15,000,000 for the fiscal quarter ending September 30, 2001, $16,000,000 for the fiscal quarter ending December 31, 2001, $17,500,000 for the fiscal quarter ending March 31, 2002, and $18,500,000 at all times thereafter until and including the Termination Date.

    Fixed Charged Coverage Ratio. Maintain at all times a Fixed Charge Coverage Ratio of not less than: 0.7 : 1.0 for the fiscal quarter ending March 31, 2001, 1.0 : 1.0 for the fiscal quarter ending June 30, 2001, 1.1 : 1.0 for the fiscal quarter ending September 30, 2001, 1.2 : 1.0 for the fiscal quarter ending December 31, 2001 and 1.25 : 1 for all fiscal quarters thereafter, provided that such ratio shall at all times be calculated on a trailing four quarters basis.

    Execution of Supplemental Instruments. Execute and deliver to Agent from time to time, upon demand, such supplemental agreements, statements, assignments and transfers, or instructions or documents relating to the Collateral, and such other instruments as Agent may reasonably request, in order that the full intent of this Agreement may be carried into effect.

    Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its obligations and liabilities of whatever nature, except when the failure to do so could have a Material Adverse Effect or when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and Borrower shall have provided for such reserves as Agent may reasonably deem proper and necessary, subject at all times to any applicable subordination arrangement in favor of Lenders.

    Standards of Financial Statements. Cause all financial statements referred to in Sections 9.7, 9.8, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14 as to which GAAP is applicable to fairly represent in all material respects (subject, in the case of interim financial statements, to normal year-end audit adjustments) and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as concurred in by such reporting accountants or officer, as the case may be, and disclosed therein).

    Hedging. Borrower shall enter into and maintain in effect interest rate hedging arrangements satisfactory to Agent in form and substance with respect to not less than $3,500,000 in principal amount of the Obligations.

    Operating Accounts. Borrower shall have established all of its principal operating accounts at Agent by not later than 90 days following the Closing Date.

    Environmental Matters. Each Credit Party shall comply in all material respects with applicable Environmental Laws where the failure to comply could have a Material Adverse Effect. Each Credit Party shall take all appropriate and necessary measures to timely investigate and cleanup any Releases at any Property where the failure could have a Material Adverse Effect. In addition, Borrower shall, and shall cause each Credit Party, where applicable, to comply with the requests set forth in Schedule 6.12.

    Michigan Mortgage. Borrower shall cause for the Mortgaged Property located in the State of Michigan to have the Mortgage and Environmental Indemnity related thereto and any other instruments, certificates or documents, within three weeks from the closing.

  NEGATIVE COVENANTS.

  Borrower shall not, and shall not permit any other Credit Party to:

    Merger, Consolidation, Acquisition and Sale of Assets.

      Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it, except with the express written consent of Agent and (i) among Credit Parties or (ii) as may be permitted under Section 7.4, provided, however, that any such merger, consolidation, reorganization, acquisition of stock or assets shall be (A) for a person in the same line of business; (B) subsequent to delivering pro-forma and projected compliance for the current and immediately preceding fiscal quarter in compliance with the terms of this Agreement based upon financial statements prepared by an independent auditor reasonably acceptable to Agent and in form and substance satisfactory to Agent; (C) at such time $2,500,000 in excess availability exists under the Revolving Credit Limit in compliance with the terms of this Agreement after giving effect to any such transaction at Closing and after payment of any and all fees related thereto; and (D) that any cash applied therefor shall be subtracted from the Investment Basket.

      Sell, lease, transfer or otherwise dispose of any of its properties or assets, except (i) in the ordinary course of its business, and (ii) as provided in Section 4.3.

    Creation of Liens. Create or suffer to exist any Lien or transfer upon or against any of its Property now owned or hereafter acquired, except Permitted Encumbrances.

    Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to Lenders) except (a) as disclosed on Schedule 7.3; (b) the endorsement of checks in the ordinary course of business; and (c) guarantees of any Credit Party for another Credit Party.

    Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) obligations issued or guaranteed by the United States of America or any agency thereof, (b) commercial paper with maturities of not more than one hundred and eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (c) certificates of time deposit and bankers' acceptances having maturities of not more than one hundred and eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (d) U.S. money market funds that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, (e) as set forth on Schedule 7.4, (f) the stock of any Credit Party, (g) as allowed under Section 7.1, (h) by and among Credit Parties to other Credit Parties, and (i) notwithstanding any other limitation of this Section, an aggregate amount not to exceed the greater of $100,000 per year or to the extent deducted from the Investment Basket. Notwithstanding the foregoing, Borrower shall deposit all proceeds of issuances of equity and Indebtedness into an account maintained with Agent (the " ;Investment Account") and pledged as Collateral. Property in the Investment Account may be invested at Borrower's direction so long as no Event of Default exists; provided that no such Property shall be invested outside of Agent and its Affiliates at any time when there is an outstanding balance under the Revolving Credit Facility.

    Loans. Make advances, loans or extensions of credit to any Person, except with respect to loans to its employees in the ordinary course of business not to exceed the aggregate amount of $1,000,000 at any time outstanding, other than as set forth on Schedule 7.5.

    Capital Expenditures. Contract for, purchase or make any expenditure or commitments for fixed or capital assets (including Capitalized Leases) in any fiscal year commencing with the fiscal year ending 2001 in an aggregate amount for all Credit Parties in excess of: (a) in the case of Unfinanced Capital Expenditures, the sum of (i) $2,000,000.00, plus (ii) one-half of the amount of the cash proceeds of any issuances of subordinated debt or equity used to pay any obligations to RBB Bank A.G., which obligations shall not exceed $3,750,000.00, provided that during such Loan Year such proceeds are received, and plus (iii) the second-half of such amount of cash proceeds of any issuances of subordinated debt or equity used to pay any obligations to RBB A.G. in any Loan Year succeeding a Loan Year when such proceeds were received, and (b) in the case of all capital expenditures (whether financed or unfinanced), the sum of (i) the amount available under the Investment Basket or the amount of capital expenditures financed by capital lessors and (ii) the amount set forth in clause (a) above.

    Dividends; Distributions. Declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, Property to the purchase, redemption or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of Borrower now or hereafter outstanding, except as set forth on Schedule 7.7.

    Indebtedness. Create, incur, assume or suffer to exist any Indebtedness (exclusive of trade debt) except in respect of (i) Indebtedness to Lenders and (ii) Indebtedness incurred for Capital Expenditures permitted under Section 7.6; (iii) Indebtedness set forth on Schedule 7.8, (iv) Indebtedness under Subordinated Loans, (v) refinancing of any existing Indebtedness set forth on Schedule 7.8 or as permitted under this Section 7.8, (vi) Indebtedness between any of the Credit Parties, (vii) Indebtedness not otherwise permitted by this Section 7.8 in an amount not to exceed $1,500,000 outstanding at any one time, provided, however, excluding amounts for each Credit Party's accounts payable, accrued amounts payable, any debt payments to Waste Management Holdings, Inc., RBB A.G. and to either of the Sullivan Trusts provided, that any such obligations shall not increase in any manner whatsoever; Indebtedness issued or assumed by a Credit Party in connection with either Section 7.1 or Section 7.4, (viii) Indebtedness resulting from a judgment having been rendered against a Credit Party for which reserves have been established, or (ix) Indebtedness with respect to guarantees permitted by Section 7.3.

    Nature of Business. Substantially change the nature of the business in which it is presently engaged, nor except as specifically permitted hereby purchase or invest, directly or indirectly, in any Property other than in the ordinary course of business for Property that are useful in, necessary for and are to be used in its business as presently conducted.

    Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any Property from, or sell, transfer or lease any Property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm's-length basis on terms no less favorable than terms that would have been obtainable from a Person other than an Affiliate.

    Leases. Enter as lessee into any lease arrangement for real or personal Property (unless capitalized and permitted under Section 7.6 if after giving effect thereto, aggregate annual rental payments for all leased Property would exceed $250,000 in any one fiscal year in the aggregate for Borrower.

    Subsidiaries.

      Form or acquire any Subsidiary unless (i) such Subsidiary expressly joins Agreement as a Credit Party executes a joinder and joins the Secured Subsidiaries Guaranty and under any other agreement between any Credit Party and Lenders and (ii) Agent shall have received all documents, including legal opinions, it may reasonably require to establish compliance with each of the foregoing conditions.

      Enter into any partnership, joint venture or similar arrangement.

    Fiscal Year and Accounting Changes. Change its fiscal year from December 31st or make any significant change in (i) accounting treatment and reporting practices, except as required by GAAP, or (ii) tax reporting treatment, except as required by law.

    Pledge of Credit. Now or hereafter pledge Agent's or any Lender's credit on any purchases or for any purpose whatsoever or use any portion of any Advance in or for any business other than Borrower's business as conducted on the date of this Agreement.

    Amendment of Governing Documents. Amend, modify or waive any term or material provision of its Articles of Incorporation or By-Laws (or equivalent governing documents) except as permitted by law and with the prior written consent of Agent or its counsel.

    Compliance with ERISA. (i) (x) Maintain, or permit any member of the Controlled Group to maintain, or (y) become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans disclosed on Schedule 5.8(d), (ii) engage, or permit any member of the Controlled Group to engage, in any non-exempt "prohibited transaction", as that term is defined in section 406 of ERISA and Section 4975 of the Code, (iii) incur, or permit any member of the Controlled Group to incur, any "accumulated funding deficiency", as that term is defined in Section 302 of ERISA or Section 412 of the Code, (iv) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any liability of Borrower or any member of the Controlled Group or the imposition of a Lien on the Property of Borrower or any member of the Controlled Group pursuant to Section 4068 of ERISA, (v) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.8(d), (vi) incur, or permit any member of the Controlled Group to incur, any withdrawal liability to any Multiemployer Plan; (vii) fail promptly to notify Agent of the occurrence of any Termination Event, (viii) fail to comply, or permit a member of the Controlled Group to fail to comply, with the requirements of ERISA or the Code or other applicable laws in respect of any Plan, (ix) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect of any Plan.

    Prepayment of Indebtedness. Except as permitted pursuant to Section 7.18, at any time, directly or indirectly, prepay any Indebtedness (other than to Agent or Lenders), or repurchase, redeem, retire or otherwise acquire any Indebtedness of Borrower.

    Subordinated Loans. At any time, directly or indirectly, pay, prepay, repurchase, redeem, retire or otherwise acquire, or make any payment on account of any principal of, interest on or premium payable in connection with the repayment or redemption of any Subordinated Loan, except as expressly permitted in the applicable Subordination Agreement.

    Other Agreements. Enter into any material amendment, waiver or modification of the Rights, Privileges and Preferences to any of Borrower's Preferred Stock, any agreement with the Thomas P. Sullivan Living Trust or the Ann L. Sullivan Living Trust, Waste Management Holdings, Inc., RBB A.G. or any related agreements.

  CONDITIONS PRECEDENT.

    Conditions to Initial Advances. The obligation of Lenders to make the initial Advance under the Revolving Loan, to make the Term Loan and to make the initial Issuance (whichever occurs first) is subject to the fulfillment, to the satisfaction of Agent, Issuing Bank Lenders and their counsel, of each of the following conditions:

      Notes. Agent shall have received the Notes duly executed and delivered by an authorized officer of Borrower;

      Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by Agent to be filed, registered or recorded in order to create, in favor of Agent, a perfected security interest in or lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and Agent shall have received an acknowledgment copy, or other evidence satisfactory to it, of each such filing, registration or recordation and satisfactory evidence of the payment of any necessary fee, tax or expense relating thereto;

      Corporate Proceedings of Borrower. Agent shall have received a copy of the resolutions in form and substance reasonably satisfactory to Agent, of the Boards of Directors of Borrower and each of the other Credit Parties authorizing (i) the execution, delivery and performance of this Agreement, the other Loan Documents and any related agreements and (ii) the granting by Borrower and each of the other Credit Parties of the security interests in and liens upon the Collateral in each case certified by the Secretary or an Assistant Secretary of Borrower and each of the other Credit Parties as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

      Incumbency Certificates of Borrower. Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower and each of the other Credit Parties, dated the Closing Date, as to the incumbency and signature of the officers of Borrower and each of the other Credit Parties executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of each such Secretary or Assistant Secretary;

      Certificates. Agent shall have received a copy of the Articles or Certificate of Incorporation of Borrower and each of the other Credit Parties, and all amendments thereto, certified by the Secretary of State or other appropriate official of its jurisdiction of incorporation together with copies of the By-Laws of Borrower and each of the other Credit Parties and all agreements of the shareholders of Borrower and each of the other Credit Parties certified as accurate and complete by the Secretary of each such Person;

      Good Standing Certificates. Agent shall have received good standing certificates for Borrower and each of the other Credit Parties, dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of the jurisdiction of incorporation and each jurisdiction where the conduct of each such Person's business activities or the ownership of its properties necessitates qualification;

      Legal Opinion. Agent shall have received the executed legal opinion of Conner & Winters, a professional corporation in form and substance satisfactory to Agent that shall cover such matters incident to the Transactions, the Notes, the Secured Subsidiaries Guaranty, the other Loan Documents and related agreements as Agent may reasonably require and Borrower hereby authorizes and directs such counsel to deliver such opinions to Agent and Lenders;

      No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Credit Party or against its officers or directors (A) in connection with the Loan Documents or any of the Transactions and that, in the reasonable opinion of Agent, is deemed material or (B) that could, in the reasonable opinion of Agent, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Credit Party or the conduct of its business or inconsistent with the due consummation of the Transactions shall have been issued by any Governmental Body;

      Financial Condition Certificates. Agent shall have received an executed Financial Condition Certificate in the form of Exhibit I.

      Collateral Examination. Agent shall have completed Collateral examinations and received appraisals, the results of which (including, without limitation, an enterprise valuation of Borrower and its Subsidiaries) shall be satisfactory in form and substance to Lenders, of the Receivables, Inventory, General Intangibles, Real Property and Equipment of the Credit Parties and all books and records in connection therewith;

      Fees. Agent shall have received all fees payable to Agent and Lenders on or prior to the Closing Date pursuant to Section 3 and the Fee Letter;

      Pro Forma Financial Statements. Agent shall have received a copy of the Pro Forma Financial Statements that shall be satisfactory in all respects to Lenders;

      Insurance. Agent shall have received in form and substance satisfactory to Agent, certified copies of the Credit Parties' casualty insurance policies, together with loss payable endorsements on Agent's standard form of loss payee endorsement naming Agent as loss payee, and certified copies of Borrower's liability insurance policies, together with endorsements naming Agent as a co-insured, the terms and amount of which shall be acceptable to Agent;

      Title Insurance. Agent shall have received fully paid mortgagee title insurance policies (or binding commitments to issue title insurance policies, marked to Agent's satisfaction to evidence the form of such policies to be delivered with respect to the Mortgage), in standard ALTA form, issued by a title insurance company satisfactory to Agent, each in an amount equal to not less than the fair market value of the Real Property subject to the Mortgage, insuring the Mortgage to create a valid Lien on the Real Property with no exceptions that Agent shall not have approved in writing and no survey exceptions;

      Environmental Reports. Agent shall have received all environmental studies and reports prepared by independent environmental engineering firms with respect to all Real Property owned or leased by the Credit Parties;

      Payment Instructions; Discharge of Indebtedness. Agent shall have received written instructions from Borrower directing the application of proceeds of the initial Advances made pursuant to this Agreement and concurrently with the disbursement of the initial Advances the Indebtedness listed on Schedule 2.12 shall have been discharged and all Liens securing such Indebtedness shall have been terminated of record;

      Controlled Accounts. Agent shall have received (i) duly executed agreements establishing the Blocked Accounts or Depository Accounts with financial institutions acceptable to Agent for the collection or servicing of the Receivables and proceeds of the Collateral and (ii) duly executed agreements establishing the Investment Account;

      Consents; Compliance. Agent shall have received any and all Consents necessary to permit the Credit Parties to conduct their respective businesses and to effect the Transactions; Agent shall have received such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as Agent and its counsel shall deem necessary; and Agent shall have received evidence to its satisfaction of compliance by Borrower and its Subsidiaries with applicable laws and regulations;

      No Adverse Material Change. (i) since December 31, 1999, there shall not have occurred any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to Agent shall have been proven to be inaccurate or misleading in any material respect;

      Leasehold Agreements. Agent shall have received landlord, mortgagee or warehouseman lien waiver satisfactory to Agent with respect to all premises leased by any Credit Party at which Inventory is located;

      Mortgages. Agent shall have received in form and substance satisfactory to Lenders (i) the executed Mortgages substantially in conformity with Exhibit E and (ii) a title policies for the Real Property and (iii) surveys for each Mortgaged Property;

      Subordinated Loan Documentation. Agent shall have received final executed copies of the Subordinated Loan Documentation in form and substance of Exhibit J;

      Environmental Indemnity. Agent shall have received the Environmental Indemnity in form of Exhibit C for each Mortgaged Property;

      Secured Subsidiaries Guaranty and Other Loan Documents. Agent shall have received (i) the executed Secured Subsidiaries Guaranty, and (ii) executed copies of all of the other Loan Documents (where execution of such other Loan Documents is required), all in form and substance satisfactory to Agent;

      Contract Review. Agent shall have reviewed all material contracts of the Credit Parties including, without limitation, leases, union contracts, labor contracts, vendor supply contracts, license agreements and distributorship agreements and such contracts and agreements shall be satisfactory in all respects to Agent;

      Closing Certificate. Agent shall have received a closing certificate signed by the Chief Financial Officer of Borrower dated as of the date hereof, stating that (i) all representations and warranties set forth in this Agreement and the other Loan Documents are true and correct on and as of such date, (ii) each Credit Party is on such date in compliance with all the terms and provisions set forth in this Agreement and the other Loan Documents and (iii) on such date no Default or Event of Default has occurred or is continuing;

      Borrowing Base. Agent shall have received evidence from Borrower that the aggregate amount of Eligible Receivables is sufficient in value and amount to support Advances in the amount requested by Borrower on the Closing Date;

      Undrawn Revolving Credit Facility Availability. After giving effect to the initial Advances hereunder, Borrower shall have Undrawn Revolving Credit Facility Availability of at least $3,000,000.00, after giving effect to the payment of fees and expenses and the deduction of an amount equal to the sum of all trade payables that are 60 days or more past due, all as demonstrated by a Borrowing Base Certificate dated the Closing Date;

      Interest Rate Protection Agreements. Borrower shall have entered into such interest rate swap, hedge or protection agreements with respect to the loan facilities provided herein, each of which shall be in form and substance of Exhibit K;

      Intellectual Property Agreements. Borrower shall have executed and delivered to Agent the Mortgage of Copyright in form and substance of Exhibit L, the Trademark Security Agreement in form and substance of Exhibit M and the Patent Security Agreement in form and substance of Exhibit N.

      Government Receivables. Borrower shall have completed, executed and delivered to Agent the Government Contract Assignment and Government Receivables Instrument of Assignment in form and substance of Exhibits O and P, respectively.

      Intercreditor Agreement with Waste Management. Borrower shall have caused to be executed and delivered to Agent the Intercreditor Agreement with Waste Management Holdings, Inc. in form and substance of Exhibit Q.

      Standstill Agreement with RBB A.G. Borrower shall have caused to be executed and delivered to Agent the Standstill Agreement by RBB A.G. in form and substance of Exhibit R.

      Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions shall be satisfactory in form and substance to Agent and its counsel.

    Initial Funding and All Borrowings. The obligation of Lenders to make the initial funding and any Advance hereunder and the obligation of the Issuing Bank to make any Issuance (including the initial Advance and Issuance) are further subject to the fulfillment, to the satisfaction of Agent, the Issuing Bank, the Lenders and their counsel, of each of the following conditions:

      Representations and Warranties. Each of the representations and warranties made by Borrower in or pursuant to this Agreement and any related agreements to which it is a party, and each of the representations and warranties contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement or any related agreement shall be true and correct in all material respects on and as of such date as if made on and as of such date;

      No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however, that Agent, on behalf of Lenders, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default; and

      Maximum Advances. In the case of any Advance or Issuance requested to be made, after giving effect thereto, the Effective Balance shall not exceed (i) the maximum amount of Revolving Credit Facility Advances permitted under Section 2.2(a) for the Revolving Credit Facility and (ii) the Maximum Term Loan Amount for the Term Loan.

  Each request for an Advance by Borrower hereunder shall constitute a representation and warranty by Borrower as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

  INFORMATION AS TO BORROWER.

  Borrower shall, until satisfaction in full of the Obligations and the termination of this Agreement:

    Disclosure of Material Matters. Immediately upon learning thereof, report to Agent all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including, without limitation, any Credit Party's reclamation or repossession of, or the return to any Credit Party of, a material amount of goods or claims or disputes asserted by any Customer or other obligor.

    Schedules. Deliver to Agent on or before the twentieth (20th) day of each month, as and for the prior month: (a) accounts receivable agings, (b) accounts payable schedules, and (c) a Borrowing Base Certificate (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent's rights under this Agreement). In addition, Borrower will deliver to Agent, at such intervals as Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer's invoices if reasonably requested, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including, without limitation, trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by Borrower and delivered to Agent from time to time solely for Agent's convenience in maintaining records of the Collateral, and Borrower's failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent's Lien with respect to the Collateral.

    Environmental Reports. Furnish Agent, concurrently with the delivery of the financial statements referred to in Sections 9.7 and 9. 8, with a certificate signed by the President of Borrower, or its Chief Financial Officer, stating, to the best of his knowledge, that each Credit Party is in compliance in all material respects with all Environmental Laws applicable to the Credit Parties except as otherwise discussed in Schedule 5.7. To the extent that any Credit Party is not in compliance with the foregoing laws, the certificate shall briefly set forth with specificity all areas of non-compliance and the proposed action such Credit Party will implement in order to achieve full compliance to the best of such individual's knowledge after due inquiry.

    Litigation. Promptly notify Agent in writing of any litigation, suit or administrative proceeding affecting any Credit Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect (without regard to any such insurance).

    Material Occurrences. Promptly notify Agent in writing upon the occurrence of (a) any Event of Default or Default; (b) any event, development or circumstance whereby any financial statements or other reports furnished to Agent fail in any material respect to present fairly, in accordance with GAAP consistently applied, the consolidated financial condition or operating results of Borrower as of the date of such statements; (c) any accumulated retirement plan funding deficiency that, if such deficiency continued for two plan years and was not corrected as provided in Section 4971 of the Code, could subject any Credit Party to a tax imposed by Section 4971 of the Code; (d) each and every default by Borrower that might result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Credit Party that could reasonably be expected to have a Material Adverse Effect and including, in any event, any revocation, intended revocation, non-renewal or intended non-renewal of any Contract; in each case describing the nature thereof and the action such Credit Party proposes to take with respect thereto.

    Public Filings. Furnish Agent concurrently with the filing thereof, copies of all filings and information statements submitted by Borrower to the Securities Exchange Commission, any equivalent State authority, any stock exchange or to Borrower's securityholders.

    Annual Financial Statements. Furnish Agent within one hundred and twenty (120) days after the end of each fiscal year of Borrower, consolidated financial statements of Borrower including, but not limited to, statements of income and stockholders' equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by Borrower and satisfactory to Agent (the "Accountants"). Each such report of the Accountants shall be accompanied by a statement of the Accountants certifying that (i) the Accountants have caused this Agreement to be reviewed, (ii) in making the examination upon which such report was based, either no information came to their attention that, to their knowledge, constituted an Event of Default or a Default under this Agreement or any related agreement or, if such information came to their attention, specifying any such Default or Event of Default, its nature, when it occurred and whether it is continuing, and such report shall contain, or have appended thereto, calculations that set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 7.6 and 7.11. In addition, the reports shall be accompanied by a certificate of Borrower's Chief Financial Officer that shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event, and such certificate shall have appended thereto calculations that set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 7.6 and 7.11.

    Quarterly Financial Statements. Furnish Agent within fifty (50) days after the end of each fiscal quarter, an unaudited consolidated and consolidating balance sheet of Borrower and unaudited statements of income and stockholders' equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such quarter and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments. The reports shall be accompanied by a certificate signed by the Chief Financial Officer of Borrower, in his personal capacity, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such default and, such certificate shall have appended thereto calculations that set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 7.6 and 7.11.

    Monthly Financial Statements. Furnish Agent within thirty (30) days after the end of each month, an unaudited consolidated balance sheet of Borrower and unaudited statements of income and stockholders' equity and cash flow of Borrower reflecting results of operations from the beginning of the fiscal year to the end of such month and for such month, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments. The reports shall be accompanied by a certificate of Borrower's Chief Financial Officer, which shall state that, based on an examination sufficient to permit him to make an informed statement, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrower with respect to such event and, such certificate shall have appended thereto calculations that set forth Borrower's compliance with the requirements or restrictions imposed by Sections 6.5, 6.6, 7.6 and 7.11.

    Other Reports. Furnish Agent as soon as available, but in any event within ten (10) days after the issuance thereof, with copies of such financial statements, reports and returns as Borrower shall send to its stockholders.

    Additional Information. Furnish Agent with such additional information as Agent shall reasonably request in order to enable Agent to determine whether the terms, covenants, provisions and conditions of this Agreement and the other Loan Documents have been complied with by Borrower and the other Credit Parties including, without limitation, and without the necessity of any request by Agent: (a) copies of all environmental audits and reviews; (b) at least thirty (30) days prior thereto, notice of any Credit Party's opening of any new office or place of business or any Credit Party's closing of any existing office or place of business; and (c) promptly upon Borrower's learning thereof, notice of any labor dispute to which any Credit Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Credit Party is a party or by which any Credit Party is bound.

    Projected Operating Budget. Furnish Agent, no later than thirty (30) days prior to the beginning of Borrower's fiscal years commencing with fiscal year 2001, a month by month projected consolidated operating budget and cash flow of Borrower for such fiscal year (including an income statement for each month and a balance sheet as at the end of the last month in each fiscal quarter), such projections to be accompanied by a certificate signed by the President or Chief Financial Officer of Borrower, in his personal capacity, to the effect that such projections have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reason to question the reasonableness of any material assumptions on which such projections were prepared.

    Notice of Suits, Adverse Events. Furnish Agent with (i) prompt notice of any (A) lapse or other termination of any Consent issued to any Credit Party by any Governmental Body or any other Person which could have a Material Adverse Effect that is material to the operation of any Credit Party's business or (B) refusal by any Governmental Body or any other Person to renew or extend any such Consent; and (ii) copies of any (A) periodic or special reports filed by any Credit Party with any Governmental Body or Person, if such reports indicate any material change in the business, operations, affairs or condition of a Credit Party, or if copies thereof are requested by Lender, and (B) material notices and other communications from any Governmental Body or Person that specifically relate to a Credit Party.

    ERISA Notices and Requests. Furnish Agent with prompt written notice in the event that (i) Borrower or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which Borrower or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (ii) Borrower or any member of the Controlled Group knows or has reason to know that a prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action that Borrower or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (iii) a funding waiver request has been filed with respect to any Plan together with all communications received by Borrower or any member of the Controlled Group with respect to such request, (iv) any increase in the benefits of any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which Borrower or any member of the Controlled Group was not previously contributing shall occur, (v) Borrower or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (vi) Borrower or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (vii) Borrower or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (viii) Borrower or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; (ix) Borrower or any member of the Controlled Group knows that (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

    Additional Documents. Execute and deliver to Agent, upon request, such documents and agreements as Agent may, from time to time, reasonably request to carry out the purposes, terms or conditions of this Agreement.

  EVENTS OF DEFAULT.

  The occurrence of any one or more of the following events shall constitute an "Event of Default":

    failure by Borrower to pay any principal or interest on the Obligations when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement or by notice of intention to prepay, or by required prepayment or failure to pay any other liabilities or make any other payment, fee or charge provided for herein when due or in any other Loan Document provided that as to interest payments only is not cured within 5 days of such failure;

    any representation or warranty made or deemed made by any Credit Party in this Agreement, any other Loan Document or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

    failure by Borrower or any other Credit Party to (i) furnish financial information when due or when requested or (ii) permit the inspection of its books or records;

    issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Credit Party's Property;

    except as otherwise provided for in Sections 10.1 and 10.3, failure or neglect of any Credit Party to perform, keep or observe any term, provision, condition, covenant herein contained, or contained in any other agreement or arrangement, now or hereafter entered into between any Credit Party and Agent or any Lender except for a failure or neglect of any Credit Party to perform, keep or observe any term, provision, condition or covenant, contained in Sections 4.6, 4.7, 4.9, 6.1, 6.3, 6.4, 9.4 or 9.6 that is cured within five (5) Business Days from the occurrence of such failure or neglect;

    any judgment or judgments are rendered or judgment liens filed against any Credit Party for an aggregate amount in excess of $250,000 on a cumulative basis from the Closing Date, which, within thirty (30) days of such rendering or filing, is not either satisfied, stayed or discharged of record, unless any such judgement is contested in good faith and Borrower establishes reserves for such judgement that are satisfactory to Agent;

    Any Credit Party shall (i) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its Property, (ii) make a general assignment for the benefit of creditors, (iii) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (iv) be adjudicated a bankrupt or insolvent, (v) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vi) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (vii) take any action for the purpose of effecting any of the foregoing;

    Any Credit Party shall admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business;

    any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

    an event or occurrence shall occur under any other agreement governing Indebtedness of Borrower and or any other Credit Party (except for trade payables) more than $20,000 or $100,000 in the aggregate, the effect of which is to permit the holder of such Indebtedness to declare such Indebtedness to be immediately due and payable;

    a default of the obligations of any Credit Party under any other agreement (except for agreements relating to trade payables) to which it is a party shall occur that adversely affects its condition, affairs or prospects (financial or otherwise) by more than $20,000 or $100,000 in the aggregate, which default is not cured within any applicable grace period;

    termination or breach of any Guaranty or similar agreement executed and delivered to Agent in connection with the Obligations, or if any Guarantor attempts to terminate, challenges the validity of, or its liability under, any such Guaranty or similar agreement;

    any Change of Control shall occur;

    any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any Credit Party, or any Credit Party shall so claim in writing to Agent;

    (i) any Governmental Body shall (A) revoke, terminate, suspend or adversely modify any license, permit, patent trademark or tradename of any Credit Party, the continuation of which is material to the continuation of any Credit Party's business, or (B) commence proceedings to suspend, revoke, terminate or adversely modify any such license, permit, trademark, tradename or patent and such proceedings shall not be dismissed or discharged within sixty (60) days, or (C) schedule or conduct a hearing on the renewal of any license, permit, trademark, tradename or patent necessary for the continuation of any Credit Party's business and the staff of such Governmental Body issues a report recommending the termination, revocation, suspension or material, adverse modification of such license, permit, trademark, tradename or patent; or (ii) any agreement that is necessary or material to the operation of any Credit Party's business shall be revoked or terminated and not replaced by a substitute acceptable to Agent within thirty (30) days after the date of such revocation or termination, and such revocation or termination and non-replacement would reasonably be expected to have a Material Adverse Effect any Credit Party ;

    any portion of the Collateral shall be seized or taken by a Governmental Body, or any Credit Party or the title and rights of any Credit Party that is the owner of any material portion of the Collateral shall have become the subject matter of litigation that might, in the reasonable opinion of Agent, upon final determination, result in impairment or loss of the security provided by this Agreement or the other Loan Documents;

    an event or condition specified in Sections 7.16 or 9.15 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, Borrower or any member of the Controlled Group shall incur, or in the opinion of Agent be reasonably likely to incur, a liability to a Plan or the PBGC (or both) that, in the reasonable judgment of Agent, would have a Material Adverse Effect.

  LENDERS' RIGHTS AND REMEDIES AFTER DEFAULT.

    Rights and Remedies. Upon the occurrence of (i) an Event of Default that has not been cured or waived pursuant to Section 10.7 all Obligations shall be immediately due and payable and this Agreement and the obligation of Lenders to make Advances shall be deemed terminated; (ii) any of the other Events of Default and at any time thereafter (such default not having previously been cured or waived), at the option of Required Lenders all Obligations shall be immediately due and payable and Lenders shall have the right to terminate this Agreement and to terminate the obligation of Lenders to make Advances or (iii) a filing of a petition against Borrower in any involuntary case under any state or federal bankruptcy laws, the obligation of Lenders to make Advances hereunder shall be terminated other than as may be required by an appropriate order of the bankruptcy court having jurisdiction over Borrower. Upon the occurrence of any Event of Default that has not been cured or waived, Agent shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including, without limitation, the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take possession of and sell any or all of the Collateral with or without judicial process. Agent may enter any of Borrower's premises or other premises without legal process and without incurring liability to Borrower therefor, and Agent may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as Agent may deem advisable and Agent may require Borrower to make the Collateral available to Agent at a convenient place. With or without having the Collateral at the time or place of sale, Agent may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as Agent may elect. Except as to that part of the Collateral that is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Agent shall give Borrower reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to Borrower at least five (5) days prior to such sale or sales is reasonable notification. At any public sale Agent or any Lender may bid for and become the purchaser, and Agent, any Lender or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by Borrower. In connection with the exercise of the foregoing remedies, Agent is granted permission to use all of Borrower's (a) trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights that are used in connection with Inventory for the purpose of disposing of such Inventory and (b) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys' fees and expenses incurred by Agent for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement; third, to the principal of any Revolving Credit Facility Advances; and fourth, to the principal of the Term Loan. If any deficiency shall arise, Borrower and any Guarantor shall remain liable to Agent and Lenders therefor.

    Agent's Discretion. Agent shall have the right, in its reasonable discretion, to determine which rights, Liens, security interests or remedies Agent may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of Agent's or Lenders' rights hereunder.

    Setoff. In addition to any other rights that Agent or any Lender may have under applicable law, upon the occurrence of an Event of Default hereunder, Agent and such Lender shall have a right to apply Borrower's Property held by Agent and such Lender to reduce the Obligations.

    Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any rights or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

  WAIVERS AND JUDICIAL PROCEEDINGS.

    Waiver of Notice. Borrower hereby waives notice of non-payment of any of the Receivables, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

    Delay. No delay or omission on Agent's or any Lender's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

    Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

  EFFECTIVE DATE AND TERMINATION.

    Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until December ___, 2005 (the "Termination Date") unless sooner terminated as herein provided. Borrower may terminate this Agreement at any time upon ninety (60) days' prior written notice upon payment in full of the Obligations. In the event that the Obligations are prepaid in full prior to the Termination Date (the date of such prepayment hereinafter referred to as the "Early Termination Date"), Borrower shall pay to Agent for the benefit of Lenders an early termination fee in an amount equal to (x) one and one-half percent (1.50%) of the Total Financing Amount if the Early Termination Date occurs on or after the Closing Date to and including the date immediately preceding the first anniversary of the Closing Date, (y) one percent (1.00%) of the Total Financing Amount if the Early Termination Date occurs on or after the first anniversary of the Closing Date but prior to the third anniversary of the Closing Date and (z) three-quarters of one percent (0.75%) of the Total Financing Amount if the Early Termination Date occurs on or after the third anniversary of the Closing Date.

    Termination. The termination of the Agreement shall not affect Borrower's, Agent's or any Lender's rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to Agent and Lenders hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Borrower's Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of Borrower have been paid or performed in full after the termination of this Agreement or Borrower has furnished Agent and Lenders with an indemnification satisfactory to Agent and Lenders with respect thereto. Accordingly, Borrower waives any rights that it may have under Section 9-404(1) of the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and Agent shall not be required to send such termination statements to Borrower, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full.

  REGARDING AGENT.

    Appointment. Each Lender hereby designates PNC to act as Agent for such Lender under this Agreement and the other Loan Documents. Each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and Agent shall hold all Collateral, payments of principal and interest, fees (except the fees set forth in the Fee Letter) charges and collections (without giving effect to any collection days) received pursuant to this Agreement, for the ratable benefit of Lenders. Agent may perform any of its duties hereunder by or through its agents or employees. As to any matters not expressly provided for by this Agreement (including without limitation, collection of the Note) Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding; provided, however, that Agent shall not be required to take any action that exposes Agent to liability or that is contrary to this Agreement or the other Loan Documents or applicable law unless Agent is furnished with an indemnification reasonably satisfactory to Agent with respect thereto.

    Nature of Duties. Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents. Neither Agent nor any of its officers, directors, employees or agents shall be (i) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or (ii) responsible in any manner for any recitals, statements, representations or warranties made by Borrower or any officer thereof contained in this Agreement, or in any of the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any of the other Loan Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the other Loan Documents or for any failure of Borrower to perform its obligations hereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the other Loan Documents, or to inspect the properties, books or records of Borrower. The duties of Agent as respects the Advances to Borrower shall be mechanical and administrative in nature; Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect of this Agreement except as expressly set forth herein.

    Lack of Reliance on Agent and Resignation. Independently and without reliance upon Agent or any other Lender, each Lender has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Borrower in connection with the making and the continuance of the Advances hereunder and the taking or not taking of any action in connection herewith, and (ii) its own appraisal of the creditworthiness of Borrower. Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Advances or at any time or times thereafter except as shall be provided by Borrower pursuant to the terms hereof. Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document, or of the financial condition of Borrower, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Notes, or any other Loan Documents or the financial condition of Borrower, or the existence of any Event of Default or any Default.

    Agent may resign on sixty (60) days' written notice to each of Lenders and Borrower and upon such resignation, the Required Lenders will promptly designate a successor Agent reasonably satisfactory to Borrower.

    Any such successor Agent shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent. After any Agent's resignation as Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

    Certain Rights of Agent. If Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from the Required Lenders; and Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, Lenders shall not have any right of action whatsoever against Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders .

    Reliance. Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the other Loan Documents and its duties hereunder, upon advice of counsel selected by it. Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by Agent with reasonable care.

    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the other Loan Documents, unless Agent has received notice from a Lender or Borrower referring to this Agreement or the other Loan Documents, describing such Default or Event of Default and stating that such notice is a "notice of default" . In the event that Agent receives such a notice, Agent shall give notice thereof to Lenders. Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Lenders.

    Indemnification. To the extent Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify Agent in proportion to its respective portion of the Advances (or, if no Advances are outstanding, according to its Commitment Percentage), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any other Loan Document; provided that, Lenders shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including, without limitation, attorneys' fees) resulting from Agent's gross (not mere) negligence or willful misconduct.

    Agent in its Individual Capacity. With respect to the obligation of Agent to lend under this Agreement, the Advances made by it shall have the same rights and powers hereunder as any other Lender and as if it were not performing the duties as Agent specified herein; and the term "Lender" or any similar term shall, unless the context clearly otherwise indicates, include Agent in its individual capacity as a Lender. Agent may engage in business with Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

    Delivery of Documents. To the extent Agent receives financial statements required under Sections 9.7, 9.8, and 9.9 from Borrower pursuant to the terms of this Agreement, Agent will promptly furnish such documents and information to Lenders.

    Borrower's Undertaking to Agent. Without prejudice to its obligations to Lenders under the other provisions of this Agreement, Borrower hereby undertakes with Agent to pay to Agent from time to time on demand all amounts from time to time due and payable by it for the account of Agent or Lenders or any of them pursuant to this Agreement to the extent not already paid. Any payment made pursuant to any such demand shall pro tanto satisfy the relevant Borrower's obligations to make payments for the account of Lenders or the relevant one or more of them pursuant to this Agreement.

  MISCELLANEOUS.

    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applied to contracts to be performed wholly within the State of New York. Any judicial proceeding brought by or against Borrower with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Agreement, Borrower accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non-conveniens. Any judicial proceeding by Borrower against Agent or any Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of New York, State of New York.

    Entire Understanding. This Agreement and the documents executed concurrently herewith contain the entire understanding between Borrower, Agent and each Lender and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by Borrower's, Agent's and each Lender's respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Borrower acknowledges that it has been advised by counsel in connection with the execution of this Agreement and other Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

      Agent, with the consent in writing of the Required Lenders, and Borrower may, subject to the provisions of this Section 15.2 (b), from time to time enter into written supplemental agreements to this Agreement or the other Loan Documents executed by Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of Lenders, Agent or Borrower thereunder or the conditions, provisions or terms thereof of waiving any Event of Default thereunder, but only to the extent specified in such written agreements; provided, however, that no such supplemental agreement shall, without the consent of all Lenders:

        increase the Commitment Percentage or maximum dollar commitment of any Lender;

        extend the maturity of any Note or the due date for any amount payable hereunder, or decrease the rate of interest or reduce any fee payable by Borrower to Lenders pursuant to this Agreement;

        alter the definition of the term Required Lenders or alter, amend or modify this Section 15.2(b);

        release any Collateral during any calendar year (other than in accordance with the provisions of this Agreement) having an aggregate value in excess of $1,000,000;

        change the rights and duties of Agent;

        except as provided in the last paragraph of this Section 15.2, permit any Advance or Issuance to be made if after giving effect thereto the Effective Balance would exceed the lesser of the Formula Amount and the Revolving Credit Limit; or

        increase the Advance Rates above the Advance Rates in effect on the Closing Date.

    Any such supplemental agreement shall apply equally to each Lender and shall be binding upon Borrower, Lenders and Agent and all future holders of the Obligations. In the case of any waiver, Borrower, Agent and Lenders shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no waiver of a specific Event of Default shall extend to any subsequent Event of Default (whether or not the subsequent Event of Default is the same as the Event of Default that was waived), or impair any right consequent thereon.

    In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such Lender shall not respond or reply to Agent in writing within ten (10) days of delivery of such request, such Lender shall be deemed to have consented to the matter that was the subject of the request. In the event that Agent requests the consent of a Lender pursuant to this Section 15.2 and such consent is denied, then Agent may, at its option, require such Lender to assign its interest in the Advances to Agent or to another Lender or to any other Person designated by Agent (the "Designated Lender"), for a price equal to the then outstanding principal amount thereof plus accrued and unpaid interest and fees due such Lender, which interest and fees shall be paid when collected from Borrower. In the event that Agent elects to require any Lender to assign its interest to Agent or to the Designated Lender, Agent will so notify such Lender in writing within forty five (45) days following such Lender's denial, and such Lender will assign its interest to Agent or the Designated Lender no later than five (5) days following receipt of such notice pursuant to a Commitment Transfer Supplement executed by such Lender, Agent or the Designated Lender, as appropriate, and Agent.

    Notwithstanding the foregoing, Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Credit Facility Advances at any time to exceed the Formula Amount by up to one hundred ten percent (110%) of the Formula Amount for up to thirty (30) consecutive Business Days. For purposes of the preceding sentence, the discretion granted to Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Formula Amount was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either "Eligible Receivables" or "Eligible Inventory", as applicable, becomes ineligible, collections of Receivables applied to reduce outstanding Revolving Credit Facility Advances are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event that Agent involuntarily permits the outstanding Revolving Credit Facility Advances to exceed the Formula Amount by more than ten percent (10%), Agent shall decrease such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Credit Facility Advances made after Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

    Successors and Assigns; Participations; New Lenders.

      This Agreement shall be binding upon and inure to the benefit of Borrower, Agent, each Lender, all future holders of the Obligations and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and each Lender.

      Borrower acknowledges that in the regular course of commercial banking business one or more Lenders may at any time and from time to time sell participating interests in the Advances to other financial institutions (each such transferee or purchaser of a participating interest, a "Participant"). Each Participant may exercise all rights of payment (including without limitation rights of set-off) with respect to the portion of such Advances held by it or other Obligations payable hereunder as fully as if such Participant were the direct holder thereof provided that Borrower shall not be required to pay to any Participant more than the amount that it would have been required to pay to Lender that granted an interest in its Advances or other Obligations payable hereunder to such Participant had such Lender retained such interest in the Advances hereunder or other Obligations payable hereunder and in no event shall Borrower be required to pay any such amount arising from the same circumstances and with respect to the same Advances or other Obligations payable hereunder to both such Lender and such Participant. Borrower hereby grants to any Participant a continuing security interest in any deposits, moneys or other Property actually or constructively held by such Participant as security for the Participant's interest in the Advances.

      Any Lender may with the consent of Agent, which consent shall not be unreasonably withheld or delayed, sell, assign or transfer all or any part of its rights under this Agreement and the other Loan Documents to one or more additional banks or financial institutions and one or more additional banks or financial institutions may commit to make Advances hereunder (each a "Purchasing Lender"), in minimum amounts of not less than $5,000,000, pursuant to a Commitment Transfer Supplement, executed by a Purchasing Lender, the transferor Lender, and Agent and delivered to Agent for recording. Upon such execution, delivery, acceptance and recording, from and after the transfer effective date determined pursuant to such Commitment Transfer Supplement, (i) Purchasing Lender thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Lender thereunder with a Commitment Percentage as set forth therein, and (ii) the transferor Lender thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement, the Commitment Transfer Supplement creating a novation for that purpose. Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. Borrower hereby consents to the addition of such Purchasing Lender and the resulting adjustment of the Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such transferor Lender under this Agreement and the other Loan Documents. Borrower shall execute and deliver such further documents and do such further acts and things in order to effectuate the foregoing.

      Agent shall maintain at its address a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of each Lender and the outstanding principal, accrued and unpaid interest and other fees due hereunder. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as the owner of the Advance recorded therein for the purposes of this Agreement. The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Agent shall receive a fee in the amount of $3,500 payable by the applicable Purchasing Lender upon the effective date of each transfer or assignment to such Purchasing Lender.

      Borrower authorizes each Lender to disclose to any Participant or Purchasing Lender and any prospective Participant or Purchasing Lender any and all financial information in such Lender's possession concerning Borrower that has been delivered to such Lender by or on behalf of Borrower pursuant to this Agreement or in connection with such Lender's credit evaluation of Borrower.

    Application of Payments. Agent shall have the continuing and exclusive right to apply or reverse and re-apply any payment and, to the extent permitted under this Agreement, any and all proceeds of Collateral to any portion of the Obligations. To the extent that Borrower makes a payment, or Agent or any Lender receives any payment or proceeds of the Collateral for Borrower's benefit, that is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Agent or such Lender.

    Indemnity. Borrower shall indemnify Agent, each Lender and each of their respective officers, directors, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) that may be imposed on, incurred by, or asserted against Agent or any Lender in any litigation, proceeding or investigation instituted or conducted by any governmental agency or instrumentality or any other Person with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, this Agreement or the other Loan Documents, whether or not Agent or any Lender is a party thereto, except to the extent that any of the foregoing arises out of the willful misconduct of the party being indemnified.

    Notice. Any notice or request hereunder may be given to Borrower or to Agent or any Lender at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice or request hereunder shall be given by (a) hand delivery, (b) overnight courier, (c) registered or certified mail, return receipt requested, (d) telex or telegram, subsequently confirmed by registered or certified mail, or (e) telecopy to the number set out below (or such other number as may hereafter be specified in a notice designated as a notice of change of address) with electronic confirmation of its receipt. Any notice or other communication required or permitted pursuant to this Agreement shall be deemed given (a) when personally delivered to any officer of the party to whom it is addressed, (b) on the earlier of actual receipt thereof or three (3) days following posting thereof by certified or registered mail, postage prepaid, or (c) upon actual receipt thereof when sent by a recognized overnight delivery service or (d) upon actual receipt thereof when sent by telecopier to the number set forth below with electronic confirmation of its receipt, in each case addressed to each party at its address set forth below or at such other address as has been furnished in writing by a party to the other by like notice:

(A)	If to Agent or PNC at:	PNC Bank, National Association Two Tower Center Boulevard East Brunswick, New Jersey 08816 Attention: Mr. Wing Louie Telephone: (732) 220-4339 Facsimile: (732) 220-4393

	with copies to:	Barry Gilman, Esq. Two Tower Center East Brunswick, New Jersey 08816 Telephone: (732) 220-3136 Facsimile: (732) 220-3687
and
Manatt, Phelps & Phillips, LLP 11355 Olympic Boulevard Los Angeles, California 90064 Attention: Harold P. Reichwald, Esq. Telephone: (310) 312-4000 Facsimile: (310) 312-4224

(B)	If to a Lender other than Agent, as specified on the signature pages hereof

(C)	If to Borrower:	Perma-Fix Environmental Services, Inc. 1940 N.W. 67th Place Gainsville, Florida 32653 Attention: Dr. Louis F. Centofanti, President and CEO Telephone: (352) 395-1361 Facsimile: (352) 373-0777

with a copy to:	Irwin H. Steinhorn, Esq. Conner & Winters, a Professional Corporation 211 North Robinson, Suite 1700 Oklahoma City, Oklahoma 73102 Telephone: (405) 272-5750 Facsimile: (405) 232-2695

    Survival. The obligations of Borrower under Sections 2.3(f), 3.5, 3.6, 3.7, 4.19(h), 14.7 and 15.5 shall survive termination of this Agreement and the other Loan Documents and payment in full of the Obligations.

    Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

    Expenses. All costs and expenses including, without limitation, reasonable attorneys' fees (including the allocated costs of in house counsel) and disbursements incurred by Agent, Agent on behalf of Lenders and Lenders in (a) all efforts made to enforce payment of any Obligation or effect collection of any Collateral; (b) connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments; (c) instituting, maintaining, preserving, enforcing and foreclosing on Agent's security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise; (d) defending or prosecuting any actions or proceedings arising out of or relating to Agent's or any Lender's transactions with Borrower; or (e) connection with any advice given to Agent or any Lender with respect to its rights and obligations under this Agreement and all related agreements, may be charged to Borrower's Account and shall be part of the Obligations.

    Injunctive Relief. Borrower recognizes that, in the event that Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to Lenders; therefore, Agent, if Agent so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

    Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney for any of them, shall be liable to Borrower for consequential damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

    Captions. The captions at various places in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

    Counterparts; Telecopied Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

    Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

    Confidentiality; Sharing Information. (a) Agent, each Lender and each Participant shall hold all non-public information obtained by Agent, such Lender or such Participant pursuant to the requirements of this Agreement in accordance with Agent's, such Lender's and such Participant's customary procedures for handling confidential information of this nature; provided, however, that Agent, each Lender and each Participant may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to Agent, any Lender or to any prospective Participants and Purchasing Lenders, and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process; provided, further, that (i) unless specifically prohibited by applicable law or court order, Agent, each Lender and each Participant shall use its best efforts prior to disclosure thereof, to notify Borrower of the applicable request for disclosure of such non-public information (A) by a Governmental Body or representative thereof (other than any such request in connection with an examination of the financial condition of a Lender or a Participant by such Governmental Body) or (B) pursuant to legal process and (ii) in no event shall Agent, any Lender or any Participant be obligated to return any materials furnished by Borrower other than those documents and instruments in possession of Agent or any Lender in order to perfect its Lien on the Collateral once the Obligations have been paid in full and this Agreement has been terminated.

        Borrower acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to Borrower or one or more of its Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and Borrower hereby authorizes each Lender to share any information delivered to such Lender by Borrower and its Subsidiaries pursuant to this Agreement, or in connection with the decision of such Lender to enter into this Agreement, to any such Subsidiary or Affiliate of such Lender, it being understood that any such Subsidiary or Affiliate of any Lender receiving such information shall be bound by the provisions of this Section 15.15 as if it were a Lender hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Loan Agreement.

    Publicity. Each Credit Party, Agent and each Lender hereby authorizes Agent and Borrower to make appropriate announcements of the financial arrangement entered into among Borrower, Agent and Lenders, including, without limitation, announcements that are commonly known as tombstones, in such publications and to such selected parties as Agent shall in its sole and absolute discretion deem appropriate.

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Each of the parties has signed this Agreement as of the day and year first above written.
PERMA-FIX ENVIRONMENTAL SERVICES, INC.
ATTEST:
By:
________________________	Richard T. Kelecy
[SEAL]	Chief Financial Officer and Secretary
1940 N.W. 67th Place Gainsville, Florida, 32653

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:
465 North Halstead, Suite 940 Pasadena, California 91107

PNC BANK, NATIONAL ASSOCIATION, as Lender

By:
Name:
Title:

Address
Commitment Percentage: 100%

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